   As filed with the Securities and Exchange Commission on May 15, 2012.
Registration No. 333-180812

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________

Amendment No.1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________

PARAMOUNT GOLD AND SILVER CORP.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
________________________

Delaware	1000	20-3690109
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

665 Anderson Street
Winnemucca, NV 89445
(775) 625-3600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
________________________

Carlo Buffone
Chief Financial Officer
665 Anderson Street
Winnemucca, NV 89445
(775) 625-3600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________________

With a copy to:
James T. Seery, Esq.
LeClairRyan, A Professional Corporation
One Riverfront Plaza
1037 Raymond Boulevard, Sixteenth Floor
Newark, New Jersey 07102
(973) 491-3600
________________________

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective, as determined by the selling stockholders named in the prospectus contained herein.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

_______________________________

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 15, 2012

PRELIMINARY PROSPECTUS

PARAMOUNT GOLD AND SILVER CORP.

10,417,776 Shares

Common Stock
________________________

The selling stockholders named in this prospectus are offering shares of our common stock. We are not selling any shares of our common stock in this offering. We will not receive any proceeds from the sale of common stock by the selling stockholders. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is listed for trading on the NYSE MKT LLC (“NYSE MKT”) and the Toronto Stock Exchange (“TSX”) under the symbol “PZG”, and quoted on the Frankfurt Stock Exchange (“FSE”) under the symbol “P6G.” On May 8, 2012 the last reported sale price of our common stock on the NYSE MKT and TSX was US$2.24 and CDN$2.31 per share, respectively, and on the FSE was €1.73 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2012

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We and the selling stockholders have not authorized any other person to provide you with information different from that contained in this prospectus. The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

In this prospectus, “Paramount,” “Company,” “we,” “us,” and “our” refer to Paramount Gold and Silver Corp., including unless the context otherwise requires, its subsidiaries. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 7.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. Therefore, you should read this entire prospectus carefully before making a decision to invest in our common stock securities, including the risks discussed under the “Risk Factors” section and our financial statements and related notes.

The Company

Paramount is a U.S. based exploration stage mining company with projects in Nevada (Sleeper) and northern Mexico (San Miguel). Our business strategy is to acquire and develop known precious metals deposits in large-scale geological environments in North America. This helps eliminate discovery risks and significantly increases the efficiency and effectiveness of exploration programs. Our projects are located near successful operating mines. This greatly reduces the related costs for infrastructure requirements at the exploration stage and eventually for mine construction and operations.

Recent Equity Offering

On March 30, 2012, the Company closed a private placement offering (the “March 2012 Offering”) pursuant to which the Company sold to various institutional and accredited investors and non-U.S. persons 10,417,776 shares of its common stock (the “Shares”) for gross proceeds of $21,356,441, at an offering price of $2.05 per Share. Net proceeds from the Offering will be used primarily to support the Company's current exploration and development plans together with the Company's ongoing general corporate and working capital requirements.

The subscription agreements between the Company and each of the investors of the March 2012 Offering provide that we shall use our commercially reasonable efforts to file a registration statement with the U.S. Securities and Exchange Commission to register the resale of the Shares. The Company has agreed to pay a finder’s fee for certain of the subscription agreements.

The sale of the Shares was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

Corporate Information

We are a Delaware company incorporated on March 29, 2005. Our head office is located at 665 Anderson Street, Winnemucca, Nevada. We have an exploration field office in Temoris, Chihuahua, Mexico. Our telephone number at our head office is (775) 625-3600 and our corporate website is www.paramountgold.com. The information on, or that can be accessed through, our website is not part of this prospectus.

The Offering

Shares of common stock offered by the selling stockholders	10,417,776 shares of common stock, $0.001 par value per share of common stock.

Offering price	Determined at the time of sale by the selling stockholders

Common stock outstanding	147,387,288

Risk factors	An investment in the shares involves a high degree of risk. Investors should carefully consider the information set forth under “RISK FACTORS” beginning on page 7.

Use of proceeds	We will not receive any proceeds from the sale of our common stock offered through this prospectus by the selling stockholders.

NYSE MKT symbol	“PZG”

RISK FACTORS

Investing in our common stock involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of these securities. These risks and uncertainties are described below. You should carefully consider all of the information contained in or incorporated by reference in this prospectus before you invest in our common stock.

Risks Related to our Business Operations

It is possible investors may lose their entire investment in Paramount.

Prospective investors should be aware that if we are not successful in our endeavors, your entire investment in the Company could become worthless. Even if we are successful in identifying mineral reserves that can be commercially developed, there can be no assurances that we will generate any revenues and therefore our losses will continue.

We have not generated any revenues from operations. We have a history of losses and losses are likely to continue in the future.

We have not generated any revenues from operations. Our net loss for the fiscal year ended June 30, 2011 totaled $27,989,076, and as of December 31, 2011 totaled $1,282,919. Cumulative losses since inception totaled $90,920,552 as of December 31, 2011. We have incurred significant losses in the past and we will likely continue to incur losses in the future unless our drilling program proves successful. Even if our drilling program identifies gold, silver or other mineral reserves, there can be no assurance that we will be able to commercially exploit these resources, generate any revenues or generate sufficient revenues to operate profitably.

We will require significant additional capital to continue our exploration activities, and, if warranted, to develop mining operations.

Substantial expenditures will be required to determine if proven and probable mineral reserves exist at any of our properties, to develop metallurgical processes to extract metal, to develop the mining and processing facilities and infrastructure at any of our properties or mine sites and, in certain circumstances, to acquire additional property rights. We have spent and will be required to continue to expend significant amounts of capital for drilling, geological and geochemical analysis, assaying, and, when warranted, feasibility studies with regard to the results of our exploration. We may not benefit from these investments if we are unable to identify commercially exploitable mineralized material. If we decide to put one or more of our properties into production, we will require significant amounts of capital to develop and construct the mining and processing facilities and infrastructure required for mining operations. Our ability to obtain necessary funding for these purposes, in turn, depends upon a number of factors, including the status of the national and worldwide economy and the price of gold, silver and other precious metals. We may not be successful in obtaining the required financing, or if we can obtain such financing, such financing may not be on terms that are favorable to us. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration or development and the possible, partial or total loss of our potential interest in certain properties. Any such delay could have a material adverse effect on our results of operations or financial condition.

We may acquire additional exploration stage properties and we may face negative reactions if reserves are not located on acquired properties.

We may acquire additional exploration stage properties. There can be no assurance that we will be able to identify and complete the acquisition of such properties at reasonable prices or on favorable terms and that reserves will be identified on any properties that we acquire. We may also experience negative reactions from the financial markets if we are unable to successfully complete acquisitions of additional properties or if reserves are not located on acquired properties. These factors may adversely affect the trading price of our common stock or our financial condition or results of operations.

Our industry is highly competitive, attractive mineral lands are scarce, and we may not be able to obtain quality properties.

We compete with many companies in the mining industry, including large, established mining companies with substantial capabilities, personnel and financial resources. There is a limited supply of desirable mineral lands available for claim staking, lease or acquisition in the U.S., Mexico, and other areas where we may conduct exploration activities. We may be at a competitive disadvantage in acquiring mineral properties, since we compete with these individuals and companies, many of which have greater financial resources and larger technical staffs than we do.

Title to mineral properties can be uncertain, and we are at risk of loss of ownership of one or more of our properties. Our ability to explore and operate our properties depends on the validity of our title to that property. Our U.S. mineral properties consist of leases of unpatented mining claims, as which we control directly. Unpatented mining claims provide only possessory title and their validity is often subject to contest by third parties or the federal government, which makes the validity of unpatented mining claims uncertain and generally more risky. These uncertainties relate to such things as the sufficiency of mineral discovery, proper posting and marking of boundaries, assessment work and possible conflicts with other claims not determinable from public record. Since a substantial portion of all mineral exploration, development and mining in the United States now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry. We have not obtained title opinions covering our entire property, with the attendant risk that title to some claims, particularly title to undeveloped property, may be defective. There may be valid challenges to the title to our property which, if successful, could impair development and/or operations.

There are no confirmed mineral deposits on any properties from which we may derive any financial benefit.

Neither the Company nor any independent geologist has confirmed commercially mineable ore deposits. In order to carry out additional exploration programs of any potential ore body and to place it into commercial production, we will require substantial additional funding.

We have no mining operations and no history as a mining company.

We are an exploration stage mining company and have no ongoing mining operations of any kind. We have interests in mining concessions which may or may not lead to production.

We have no history of earnings or cash flow from mining operations. If we are able to proceed to production, commercial viability will be affected by factors that are beyond our control such as the particular attributes of the deposit, the fluctuation in metal prices, the cost of construction and operating a mine, prices and refining facilities, the availability of economic sources for energy, government regulations including regulations relating to prices, royalties, restrictions on production, quotas on exploration of minerals, as well as the costs of protection of the environment.

If our exploration costs are higher than anticipated, then our profitability will be adversely affected.

We are currently proceeding with exploration of our mineral properties on the basis of estimated exploration costs. This exploration program includes drilling programs at various locations within Mexico and the United States. If our exploration costs are greater than anticipated, then we will have less funds for other expenses or projects. If higher exploration costs reduce the amount of funds available for the extraction of gold or silver through mining and development activities, then our ability to generate revenues will be adversely affected. Factors that could cause exploration costs to increase are: adverse weather conditions, difficult terrain, increased government regulation and shortages of qualified personnel.

During the next twelve months, and assuming no adverse developments outside of the ordinary course of business we have budgeted approximately $12.6 million for exploratory activities of which $6.3 million will be allocated to our Mexican operations and $6.3 million will be allocated to our exploration in Nevada. Exploration will be funded by our available cash reserves and future issuances of common stock, warrants or units. Our drilling program may vary significantly from what we have budgeted depending upon drilling results. Even if we identify mineral reserves which have the potential to be commercially developed, we will not generate revenues until such time as we undertake mining operations. Mining operations will involve a significant capital infusion. Mining costs are speculative and dependent on a number of factors including mining depth, terrain and necessary equipment. We do not believe that we will have sufficient funds to implement mining operations without a joint venture partner, of which there can be no assurance.

Our continuing reclamation obligations at the Sleeper Gold Project could require significant additional expenditures.

We are responsible for the reclamation obligations related to disturbances located on all of our properties, including the Sleeper Gold Project. We have posted a bond in the amount of the estimated reclamation obligation at the Sleeper Gold Project. Every three years, we are required to submit a mine closure plan to the Bureau of Land Management (“BLM”) for the Sleeper Gold Project Based on a review by the BLM of our mine closure that we submitted in June 2010, BLM determined that our existing bond was sufficient. There is a risk that any cash bond, even if increased based on the analysis and work performed to update the reclamation obligations, could be inadequate to cover the actual costs of reclamation when carried out. The satisfaction of bonding requirements and continuing reclamation obligations will require a significant amount of capital. There is a risk that we will be unable to fund these additional bonding requirements, and further, that the regulatory authorities may increase reclamation and bonding requirements to such a degree that it would not be commercially reasonable to continue exploration activities, which may adversely affect our results of operations, financial performance and cash flows.

Mining operations are hazardous, raise environmental concerns and raise insurance risks.

The development and operation of a mine or mineral property involves many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. These risks include, among other things, ground fall, flooding, environmental hazards and the discharge of toxic chemicals, explosions and other accidents. Such occurrences may result in work stoppages, delays in production, increased production costs, damage to or destruction of mines and other producing facilities, injury or loss of life, damage to property, environmental damage and possible legal liability for such damages as well. Although the Company maintains liability coverage in an amount which it considers adequate for its operations, such occurrences, against which the Company may not be able, or may elect not to insure, may result in a material adverse change in the Company’s financial position. The nature of these risks is such that liabilities may exceed policy limits, in which event the Company would incur substantial uninsured losses.

There may be insufficient mineral reserves to develop any of our properties and our estimates may be inaccurate.

There is no certainty that any expenditures made in the exploration of any properties will result in discoveries of commercially recoverable quantities of ore. Most exploration projects do not result in the discovery of commercially mineable deposits of ore and no assurance can be given that any particular level of recovery of gold from discovered mineralization will in fact be realized or that any identified mineral deposit will ever qualify as a commercially mineable ore body which can be legally and economically exploited. Estimates of reserves, mineral deposits and production costs can also be affected by such factors as environmental regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. In addition, the grade of ore ultimately mined may differ from that indicated by drilling results.

Short term factors relating to reserves, such as the need for orderly development of ore bodies or the processing of new or different grades, may also have an adverse effect on mining operations and on the results of operations. There can be no assurance that gold recovered in small scale laboratory tests will be duplicated in large scale tests under on-site production conditions. Material changes in estimated reserves, grades, stripping ratios or recovery rates may affect the economic viability of any project.

We have no proven reserves.

All of our properties are in the exploration stages only and are without known bodies of commercial ore. Development of these properties will follow only upon obtaining satisfactory exploration results. The long-term profitability of the Company’s operations will be in part directly related to the cost and success of its exploration and development programs. Mineral exploration and development are highly speculative businesses, involving a high degree of risk. Few properties which are explored are ultimately developed into producing mines. There is no assurance that our mineral exploration and development activities will result in any discoveries of commercial quantities of ore. There is also no assurance that, even if commercial quantities of ore are discovered, a mineral property will be brought into commercial production. Discovery of mineral deposits is dependent upon a number of factors, not the least of which is the technical skill of the exploration personnel involved. The commercial viability of a mineral deposit once discovered is also dependent upon a number of factors, many of which are beyond the Company’s control, such as the particular attributes of the deposit (such as size, grade and proximity to infrastructure), metal prices and government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, and environmental protection.

In the course of exploration, development, and mining of mineral properties, certain unanticipated conditions may arise or unexpected or unusual events may occur, including rock bursts, cave-ins, fires, floods, or earthquakes. It is not always possible to fully insure against such risks and we may decide not to take out insurance against such risks as a result of high premiums or for other reasons. Should such liabilities arise, they may reduce or eliminate any future profitability and may result in a decline in the value of the securities of the Company.

We face fluctuating gold and mineral prices and currency volatility.

The price of gold and silver as well as other precious base metals has experienced volatile and significant price movements over short periods of time and is affected by numerous factors beyond our control, including international economic and political trends, expectations of inflation, currency exchange fluctuations (including, the U.S. dollar relative to other currencies) interest rates, global or regional consumption patterns, speculative activities and increases in production due to improved mining and production methods. The supply of and demand for gold, other precious and base metals are affected by various factors, including political events, economic conditions and production costs in major mineral producing regions.

Our estimates of resources are subject to uncertainty.

Estimates of resources are subject to considerable uncertainty. Such estimates are arrived at using standard acceptable geological techniques, and are based on the interpretations of geological data obtained from drill holes and other sampling techniques. Engineers use feasibility studies to derive estimates of cash operating costs based on anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore bodies, expected recovery rates of metal from ore, comparable facility and operating costs and other factors. Actual cash operating costs and economic returns on projects may differ significantly from the original estimates, primarily due to fluctuations in the current prices of metal commodities extracted from the deposits, changes in fuel costs, labor rates, changes in permit requirements, and unforeseen variations in the characteristics of the ore body. Due to the presence of these factors, there is no assurance that any geological reports will accurately reflect actual quantities of gold, silver or other metals that can be economically processed and mined by us.

If we are unable to obtain all of our required governmental permits, our operations could be negatively impacted.

Our future operations, including exploration and development activities, required permits from various governmental authorities. Such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that we will be able to acquire all required licenses or permits or to maintain continued operations at our properties.

We are subject to numerous environmental and other regulatory requirements.

All phases of mining and exploration operations are subject to governmental regulation including environmental regulation. Environmental legislation is becoming stricter, with increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and heightened responsibility for companies and their officers, directors and employees. There can be no assurance that possible future changes in environmental regulation will not adversely affect our operations. As well, environmental hazards may exist on a property in which we hold an interest that was caused by previous or existing owners or operators of the properties and of which the Company is not aware at present.

Government approvals and permits are required to be maintained in connection with our mining and exploration activities. Although we currently have all required permits for our operations as currently conducted, there is no assurance that delays will not occur in connection with obtaining all necessary renewals of such permits for the existing operations or additional permits for any possible future changes to the Company’s operations, including any proposed capital improvement programs. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions there under, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may be liable for civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permitting requirements, or more stringent application of existing laws, may have a material adverse impact on the Company resulting in increased capital expenditures or production costs, reduced levels of production at producing properties or abandonment or delays in development of properties.

There is no assurance that there will not be title or boundary disputes.

Although we have investigated the right to explore and exploit our properties and obtained records from government offices with respect to all of the mineral claims comprising our properties, this should not be construed as a guarantee of title. Other parties may dispute the title to any of our properties or that any property may be subject to prior unregistered agreements and transfers or land claims by aboriginal, native, or indigenous peoples. The title may be affected by undetected encumbrances or defects or governmental actions.

Local infrastructure may impact our exploration activities and results of operations.

Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges and power and water supplies are important determinants that affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage or government or other interference in the maintenance or provision of such infrastructure could adversely affect the activities and profitability of the Company.

Our financial position and results are subject to fluctuations in foreign currency values.

Any mining operations we undertake outside of the United States will be subject to currency fluctuations. Fluctuations in the exchange rate between the U.S. dollar and any foreign currency may adversely impact our operations. We do not anticipate that we will enter into any type of hedging transactions to offset this risk. In addition, with respect to commercial operations in Mexico or other countries, it is possible that material transactions incurred in local currency, such as engagement of local contractors for major projects, will be settled at a U.S. dollar value that is different from the U.S. dollar value of the transaction at the time it was incurred. This could have the effect of undermining revenues from operations in that country.

Our property interests in Mexico are subject to risks from instability in that country.

We have property interests in Mexico which may be affected by risks associated with political or economic instability in that country. The risks with respect to Mexico or other developing countries include, but are not limited to: fluctuations in currency exchange rates, criminal activity, lack of personal safety or ability to safeguard property, labor instability or militancy, mineral title irregularities and high rates of inflation. In addition, changes in mining or investment policies or shifts in political attitude in Mexico or the United States may adversely affect our business. We may be affected in varying degrees by government regulation with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. The effect of these factors cannot be accurately predicted but may adversely impact our proposed operations in any foreign jurisdiction.

Increasing violence between the Mexican government and drug cartels may result in additional costs of doing business in Mexico.

To date, we have not incurred additional costs as a result of increasing violence between the Mexican government and drug cartels. The state of Chihuahua where the San Miguel property is located has experienced over 2,500 deaths attributable to the drug wars. To date, this violence has had no impact on our business operations. Management remains cognizant that the drug cartels may expand their operations or violence in areas in close proximity to our operations. Should this occur, we will be required to hire additional security personnel. We have not budgeted for increased security. However, if drug violence becomes a problem or, any other violence impacts our operations, the costs to protect our personnel and property will adversely impact our operations.

There may be challenges to our title in our mining properties.

While we intend to conduct our own due diligence prior to committing significant funds to any project, mining properties may be subject to prior unregistered agreements, transfers or claims and title may be affected by undetected defects. Should this occur, we face significant delays, costs and the possible loss of any investments or commitment of capital.

Because of the speculative nature of exploration for gold and silver properties, there is substantial risk that our business will fail.

The search for precious metals as a business is extremely risky. We cannot provide any assurances that the gold or silver mining interests that we acquired will contain commercially exploitable reserves of gold or silver. Exploration for minerals is a speculative venture necessarily involving substantial risk. Any expenditure that we make may not result in the discovery of commercially exploitable reserves of gold.

The precious metals markets are volatile markets. This will have a direct impact on the Company’s revenues (if any) and profits (if any) and will probably have an adverse affect on our ongoing operations.

The price of both gold and silver has increased over the past few years. This has contributed to the renewed interest in gold and silver mining and companies engaged in that business, including the exploration for both gold and silver. However, in the event that the price of these metals fall, the interest in the gold and silver mining industry may decline and the value of the Company’s business could be adversely affected. Further, although it is anticipated that mining costs outside of the United States and Canada will be appreciably lower, no assurances can be given that the situation will remain, or that gold or silver will remain at a price that will enable us to generate revenues from our mining operations. Even if we are able to generate revenues, there can be no assurance that any of our operations will prove to be profitable. Finally, in recent decades, there have been periods of both overproduction and underproduction of both gold and silver resources. Such conditions have resulted in periods of excess supply of and reduced demand on a worldwide basis and on a domestic basis. These periods have been followed by periods of short supply of and increased demand for both gold and silver. The excess or short supply of gold has placed pressure on prices and has resulted in dramatic price fluctuations even during relatively short periods of seasonal market demand. We cannot predict what the market for gold or silver will be in the future.

Government regulation or changes in such regulation may adversely affect the Company’s business.

The Company has and will, in the future, engage experts to assist it with respect to its operations. The Company deals with various regulatory and governmental agencies and the rules and regulations of such agencies. No assurances can be given that it will be successful in its efforts or dealings with these agencies. Further, in order for the Company to operate and grow its business, it needs to continually conform to the laws, rules and regulations of such jurisdiction. It is possible that the legal and regulatory environment pertaining to the exploration and development of gold mining properties will change. Uncertainty and new regulations and rules could increase the Company’s cost of doing business or prevent it from conducting its business.

We are in competition with companies that are larger, more established and better capitalized than we are.

Many of our potential competitors have:

•	greater financial and technical resources;

•	longer operating histories and greater experience in mining;

•	greater awareness of the political, economic and governmental risks in operating in Mexico.

Exploration for economic deposits of minerals is speculative.

The business of mineral exploration is very speculative, since there is generally no way to recover any of the funds expended on exploration unless the existence of mineable reserves can be established and the Company can exploit those reserves by either commencing mining operations, selling or leasing its interest in the property, or entering into a joint venture with a larger resource company that can further develop the property to the production stage. Unless we can establish and exploit reserves before our funds are exhausted, we will have to discontinue operations, which could make our stock valueless.

The loss of key members of our senior management team could adversely affect the execution of our business strategy and our financial results.

We believe that the successful execution of our business strategy and our ability to move beyond the exploratory stages depends on the continued employment of key members of our senior management team. If any members of our senior management team become unable or unwilling to continue in their present positions, our financial results and our business could be materially adversely affected.

We operate in a regulated industry and changes in regulations or violations of regulations may result in increased costs or sanctions that could reduce our revenues.

Our organization is subject to extensive and complex foreign, federal and state laws and regulations. If we fail to comply with the laws and regulations that are directly applicable to our business, we could suffer civil and/or criminal penalties or be subject to injunctions or cease and desist orders. While we believe that we are currently compliant with applicable rules and regulations, if there are changes in the future, there can be no assurance that we will be able to comply in the future, or that future compliance will not significantly adversely impact our operations.

We rely on independent analysis to analyze our drilling results and planned exploration activities.

We rely on independent geologists to analyze our drilling results and to prepare resource reports on several of our mining concessions. While these geologists rely on standards established by various licensing bodies, there can be no assurance that their estimates or results will be accurate. Analyzing drilling results and estimating reserves or targeted drilling sites is not a certainty. Miscalculations and unanticipated drilling results may cause the geologists to alter their estimates. If this should happen, we would have devoted resources to areas where resources could have been better allocated.

Risks Related to Our Common Stock

Our stock price may be volatile.

The market price of our common stock has been volatile. We believe investors should expect continued volatility in our stock price. Such volatility may make it difficult or impossible for you to obtain a favorable selling price for our shares.

We have a large number of authorized but unissued shares of our common stock.

We have a large number of authorized but unissued shares of common stock, which our management may issue without further stockholder approval, thereby causing dilution of your holdings of our common stock. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions and in other transactions, without obtaining stockholder approval, unless stockholder approval is required. If our management determines to issue shares of our common stock from the large pool of authorized but unissued shares for any purpose in the future, your ownership position would be diluted without your further ability to vote on that transaction.

During the year ended June 30, 2011, we issued a total of 26,179,931 shares of common stock as a result of acquisitions, financings and for the exercise or options and warrants. While the issuance of the additional shares of our common stock has resulted in dilution to our existing stockholders, management believes that the issuance of these shares of common stock has provided enhanced value to our company and preserved working capital for our drilling program and general working capital.

We have never paid a dividend on our common stock and we do not anticipate paying one in the foreseeable future.

We have not paid a dividend on our common stock to date, and we may not be in a position to pay dividends in the foreseeable future. Our ability to pay dividends will depend on our ability to successfully develop one or more properties and generate revenue from operations. Further, our initial earnings, if any, will likely be retained to finance our growth. Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors, and will be at the discretion of our Board of Directors.

The exercise of our outstanding options and warrants may depress our stock price.

The exercise of outstanding options and warrants, and the subsequent sale of the underlying common stock in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our common stock below current levels and make it more difficult for us and our stockholders to sell our equity securities in the future.

Sales or the availability for sale of shares of common stock by stockholders could cause the market price of our common stock to decline and could impair our ability to raise capital through an offering of additional equity securities.

FOR ALL OF THE AFORESAID REASONS, AND OTHERS SET FORTH HEREIN, THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS MEMORANDUM. THESE SECURITIES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO IMMEDIATE NEED FOR A RETURN ON THEIR INVESTMENT.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Forward-looking statements might include one or more of the following:

•	anticipated results of financing activities;
•	anticipated joint ventures or exploratory costs;
•	anticipated prices for gold and silver;
•	anticipated drilling results;
•	descriptions of plans or objectives of management for future operations;
•	forecasts of future economic performance; and
•	descriptions or assumptions underlying or relating to any of the above items.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to the Registrant or to any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock offered through this prospectus by the selling stockholders. All proceeds from the sale of our common stock sold under this prospectus will go solely to the selling stockholders.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our capitalization as of March 31, 2012. The information in this table should be read in conjunction with “Selected Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the consolidated financial statements and the related notes included elsewhere in this prospectus.

March 31, 2012
(In thousands, except share and per share amounts)
Cash and cash equivalents	16,143
Reclamation and environmental obligation	1,217
Stockholders’ equity:
Common stock, $0.001 par value; 200,000,000 shares authorized and 147,362,288 shares outstanding	147
Additional paid-in-capital	151,532
Contributed surplus	12,481
Deficit accumulated during the exploration stage	(96,247)
Accumulated other comprehensive income	(72)
Total equity (deficit)	67,843
Total capitalization	67,843

SELECTED FINANCIAL DATA

The following consolidated financial data has been derived from and should be read in conjunction with our audited financial statements for the years ended June 30, 2007 through 2011. Our audited financial statements for the years ended June 30, 2007 through 2010 are included in the Company’s annual reports for the years ended June 30, 2007 through 2010. These reports can be found on the Securities and Exchange Commission’s website located at www.sec.gov.

	Nine Months Ended March 31, 2012	Nine Months Ended March 31, 2011	Year Ended June 30, 2011	Year Ended June 30, 2010	Year Ended June 30, 2009	Year Ended June 30, 2008	Year Ended June 30, 2007
Statement of Operations data	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)	(Audited)	(Audited)
Revenue	$96,367	$266,659	$299,703	$35,853	$249,082	$457,562	$268,605
Expenses	$13,502,442	$10,150,092	$12,159,746	$10,248,026	$7,490,261	$18,867,523	$15,938,494
Net loss	$6,609,367	$31,400,044	$28,450,536	$5,351,958	$7,241,179	$18,409,961	$15,661,477
Diluted loss per share	$0.05	$0.24	$0.21	$0.06	$0.11	$0.38	$0.43
Diluted weighted average number of shares	136,809,006	128,841,845	130,677,585	98,617,938	65,433,659	47,703,566	36,543,532
Balance sheet data
Cash	$16,142,608	$16,264,965	$14,689,241	$21,380,505	$7,040,999	$3,199,848	$16,231,388
Mineral properties	$50,749,859	$48,666,487	$49,515,859	$22,111,203	$18,436,951	$4,738,747	$3,001,247
Total assets	$81,191,335	$71,660,913	$70,296,027	$46,328,181	$27,457,795	$11,932,328	$22,189,838
Current liabilities	$12,131,262	$22,146,209	$17,683,832	$6,410,090	$383,445	$1,714,620	$779,345
Total liabilities	$13,348,705	$23,292,783	$18,827,724	$6,410,090	$383,445	$1,714,620	$779,345
Working capital	$24,729,722	$18,605,669	$16,144,479	$22,750,664	$8,116,541	$4,119,068	$18,137,737
Accumulated deficit	$96,247,000	$92,587,140	$89,637,633	$61,187,098	$43,197,264	$35,956,085	$17,546,124

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares at prevailing market prices on the NYSE MKT, TSX or FSE or at privately negotiated prices. Consequently, we cannot determine what the actual value of our common stock will be either now or at the time of sale, if any. We will not receive proceeds from the sale of common stock from the selling stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We are an exploratory stage mining company that currently has mining concessions in Mexico and mineral claims in Nevada, USA. We have no proven reserves at our San Miguel project in Mexico or at our Sleeper Gold project in Nevada but are currently exploring both projects. The following discussion updates our planned operations for this fiscal year.

Plan of Operation

Exploration

Our total company exploration budget for the 2012 calendar year has been set to $12.6 million. We plan to allocate $6.3 million to our Sleeper Gold Project in Nevada and an equal amount to our San Miguel Project in Mexico.

Our work at both the San Miguel Project and Sleeper Gold Project is consistent with Paramount’s strategy of expanding and upgrading known, large-scale precious metal occurrences in established mining camps, defining their economic potential and then partnering them with nearby producers.

Nevada

The Sleeper Gold Project will continue to be the Company’s main focus in Nevada. The Company has engaged Scott E. Wilson Consulting, Inc., a mining consulting firm based in Denver, Colorado to prepare a preliminary economic assessment (“PEA”) of the Sleeper Gold Project. The completion of this report is expected in early 2012. The PEA will evaluate both the technical and financial aspects of various production scenarios at the Sleeper Gold Project. After completion of the PEA, the Company expects to engage an independent mining consulting firm to prepare a pre-feasibility study. As a result, the Company has planned to complete over 21,000 feet of core drilling, metallurgical testing programs and geotechnical studies for the 2012 calendar year. Exploration drilling will also continue and will focus on main targets identified by the Company’s technical team.

During the nine month period ended March 31, 2012, the Company acquired 606 unpatented lode mining claims (the “Dunes Project”) in northwestern Nevada from ICN Resources Ltd. The Dunes Project lies 11 miles south of our Sleeper Gold Project and can be accessed by a paved highway. In consideration, Paramount issued 400,000 shares of its common stock. ICN Resources Ltd. retains a net smelter royalty of 0.5% on the portion already subject to a 2.0% royalty held by a third party. The Dunes Project is exploratory in nature and contains no known reserves.

Mexico

We plan to complete a PEA with respect to our San Miguel Project by the end of 2012. The Company is currently evaluating proposals from leading consulting firms to complete this work. To advance the project in 2012, the Company has planned over 54,000 feet of core drilling and metallurgical testing required for the PEA report. The Company also expects to conduct sampling and geochemistry tests that are designed to assess areas in between known zones of mineralization.

Comparison of Operating Results for the nine month period ended March 31, 2012 as to the nine month period ended March 31, 2011.

Net Loss

Our net loss before other items for the nine month period ended March 31, 2012 was $13,502,442 compared to a loss of $10,150,092 in the comparable period in the prior year.  The increase in net loss of $3,352,350 or 33% reflects our expanded exploration programs at both the Sleeper Gold Project and the San Miguel Project.  We will continue to incur losses for the foreseeable future as we continue with our planned explorations programs at both projects.

Expenses

Our exploration expenses for the nine month period ended March 31, 2012 compared to the comparable prior period increased by 58%.  The increase is mainly driven by the increased number of holes and total cumulative length of feet drilled by the Company in both Nevada and Mexico.

The following table summarizes our drilling activities at both projects for the nine month period ended March 31, 2012 and 2011:

	Nine month period ended March 31, 2012		Nine month period ended March 31, 2011
	Holes	Cumulative Length in Feet	Holes	Cumulative Length in Feet
San Miguel Project, Mexico	113	104,023	63	55,808
Sleeper Gold Project, USA	77	18,517	11	10,704
Total	190	122,540	74	66,512

Our general corporate expenses which include professional fees, corporate communications, consulting fees and office and administration totaled $1,894,282 for the nine month period ended March 31, 2012.  This is a 6% increase over the comparable nine month period in the 2011.  The increase in expenses was primarily due to an increase in legal fees and tax consulting fees during the three month period ended September 30, 2011.  Management believes the legal expenses were one time in nature and does not expect similar expenses in future periods.

During the nine month period ended March 31, 2012, the Company’s warrant liability decreased by $7,059,807.  The decrease was recorded as a gain on the Consolidated Statement of Operations.  The decrease in warrant liability is primarily due to a decrease in the Company’s share price from $3.26 at June 30, 2011 to $2.26 at March 31, 2012.

Comparison of Operating Results for the three month period ended March 31, 2012 as to the three month period ended March 31, 2011

Net Loss

Our net loss before other items for the three month period ended March 31, 2012 was $4,935,533 compared to a loss of $3,851,714 in the comparable period in the prior year.  The increase in net loss of $1,083,819 or 28% reflects our expanded exploration programs at both the Sleeper Gold Project and the San Miguel Project. We will continue to incur losses for the foreseeable future as we continue with our planned explorations programs at both projects.

Expenses

Our exploration expenses for the three month period ended March 31, 2012 compared to comparable prior year period increased by 20%.  The increase is mainly due to the Company’s exploration activity at its San Miguel project in Mexico.  The following table summarizes our drilling activities at both projects for the three month period ended March 31, 2012 and 2011:

	Three month period ended March 31, 2012		Three month period ended March 31, 2011
	Holes	Cumulative Length in Feet	Holes	Cumulative Length in Feet
San Miguel Project, Mexico	48	43,636	14	11,641
Sleeper Gold Project, USA	5	485	-	-
Total	53	44,121	14	11,641

Our general corporate expenses which include professional fees, corporate communications, consulting fees and office and administration totaled $650,883 for the three month period ended March 31, 2012.  This is an 8.4% increase over the comparable three month period in the 2011is primarily a result of additional expenses incurred at our San Miguel project in Mexico.

During the three month period ended March 31, 2012, the Company’s warrant liability increased by $228,312.  The increase was recorded as a loss on the Consolidated Statement of Operations.  The increase in warrant liability is primarily due to an increase in the Company’s share price from $2.14 at December 31, 2011 to $2.26 at March 31, 2012.

Comparison of Operating Results for the year ended June 30, 2011 as compared to June 30, 2010

Revenues

As an exploratory mining company, we have not earned revenue from our operations since our inception. The majority of our income is derived from interest earned on our cash holdings. During the year ended June 30, 2011 the Company recorded a gain of $154,590 from the disposition of marketable securities held for sale. We invest our excess cash in short-term Guaranteed Investment Certificates that range from 30 to 90 day terms. For the year ended June 30, 2011, the Company earned $118,870 in interest income.

Costs and Expenses

Exploration expenses were $7,984,774 for year ended June 30, 2011 as compared to $6,043,791 for the year ended June 30, 2010. Our level of expenditures has increased from the comparable prior year periods as a result of incurring exploration expenses at our recently acquired Sleeper Gold property in Nevada, USA. Expenses incurred include geology, drilling, lab analysis, metallurgy, site access, license and permitting. Since inception through June 30, 2011, we have incurred exploration costs totaling $31,782,037.

Our general and administration expenses which include professional fees, corporate communications, consulting fees and office and administration totaled $2,339,757 for the year ended June 30, 2011 as compared to $2,111,129 in the prior year. Management believes the expense growth of 11% to be reasonable given its recent acquisition of X-Cal Resources Ltd.

The increase in fair value in our warrant liability recorded in the year ended June 30, 2011 was $16,421,412. This adjustment was primarily due to the increase in our share price from $1.30 at June 30, 2010 to a share price of $4.01 at June 30, 2011. This is reported on our statement of operations under “Other item” and is a non-cash loss.

Net Loss

Our net loss before other items for the year ended June 30, 2011 was $11,860,043 compared to a loss of $10,212,173 in the prior year. We will continue to incur losses for the foreseeable future as we continue with our planned explorations programs at our Mexico and Nevada project locations.

Comparison of Operating Results for the year ended June 30, 2010 as compared to June 30, 2009

Revenues:

Interest income for the year ended June 30, 2010 was $35,853 as compared to $249,082 for the year ended June 30, 2009. Interest income decreased by approximately 86% from the prior year. The significant decrease in our interest income is primarily due to lower interest rates offered for short-term investments. Our funds are deposited in an interest bearing account subject to transfer to our operating account to meet ongoing expenses.

Cost and Expenses:

We incurred expenses totaling $10,248,026 as compared to $7,490,261 for the year ended 2009, an increase of approximately $2.76 million. For the year-ended June 30, 2010, we incurred exploration costs of $6,043,791compared to $2,372,621 in the previous year. The increase was due to a significant increase in exploration activity which included planning, target development, drilling and testing at our San Miguel project in Mexico. Expenses for professional fees, corporate communications and consulting fees were $931,404, $332,139 and $418,437 compared to the previous year of $1,244,792, $803,186 and $1,561,084 respectively. The decline from the previous year is a result of headcount reduction and streamlining of all corporate functions. The acquisition expenses of $1,242,569 were a result of legal, advisory and due diligence cost related to our proposed merger with Klondex Mines Ltd. and our acquisition of X-Cal Resources Ltd.

Net Loss

Our Net Loss for the year ended June 30, 2010 was $5,351,958 as compared to a Net Loss of $7,241,179 in our prior year.

Liquidity and Capital Resources

At March 31, 2012, we had a cash balance of $16,142,608 compared to $14,689,241 as at June 30, 2011.  The cash used to fund our exploration programs and corporate overhead was offset by the financing we completed at March 30, 2012.

At March 31, 2012, we had a net working capital, excluding the non-cash warrant liability, of $24,759,722. We anticipate our cash expenditures to fund exploration programs and general corporate expenses to be approximately $1.25 million per month for three month period ending June 30, 2012.  We also anticipate making $1.6 million in option payments for previously purchased mineral concessions in the next 6 months.   Anticipated cash outlays will be funded by our available cash reserves and future issuances of shares of our common stock

During the nine month period ended March 31, 2012, the company received $248,550 pursuant to the exercise of stock options.

At March 31, 2012, the Company had 7,700,000 “in-the-money” purchase warrants outstanding.  All the warrants are held by the Company’s largest shareholder FCMI Financial Corporation.  If all the issued outstanding warrants are exercised, the Company’s cash balances will increase by approximately $8.1 million.  These warrants expire March 2013.

At March 31, 2012, the amounts receivable amount of $1,615,485 primarily consisted of value added tax due from the Mexican government.  During the three and nine month period ended March 31, 2012, the Company has collected $136,805 and 737,277 respectively in value added tax.

Historically, we have funded our exploration and development activities through equity financing arrangements.  We continue to assess our needs for additional capital to ensure sufficient financial resources are available to fund our exploration and working capital needs.  We believe that our access to additional capital, together with our existing cash resources will be sufficient to meet our needs for the next twelve months.  If, however, we are unable to obtain additional capital or financing, our exploration and development activities will be significantly affected.

Critical Accounting Policies

Management considers the following policies to be most critical in understanding the judgments that are involved in preparing the Company’s consolidated financial statements and the uncertainties that could impact the results of operations, financial condition and cash flows. Our financial statements are affected by the accounting policies used and the estimates and assumptions made by management during their preparation. Management believes the Company’s critical accounting policies are those related to mineral property acquisition costs, exploration and development cost, stock based compensation, derivative accounting and foreign currency translation.

Estimates

The Company prepares its consolidated financial statements and notes in conformity to U.S. GAAP and requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, management evaluates these estimates, including those related to allowances for doubtful accounts receivable and long-lived assets. Management bases these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Mineral property acquisition costs

The Company capitalizes the cost of acquiring mineral properties and will amortize these costs over the useful life of a property following the commencement of production or expensed if it is determined that the mineral property has no future economic value or the properties are sold or abandoned. Costs includes cash consideration and the fair market value of shares issued on the acquisition of mineral properties. Properties acquired under option agreements, whereby payments are made at the sole discretion of the Company, are recorded in the accounts of the specific mineral property at the time the payments are made.

The amounts recorded as mineral properties reflect actual costs incurred to acquire the properties and do not indicate any present or future value of economically recoverable reserves.

Exploration expenses

The company records exploration expenses as incurred. When it is determined that precious metal resource deposit can be economically and legally extracted or produced based on established proven and probable reserves, further exploration expenses related to such reserves incurred after such a determination will be capitalized. To date the Company has not established any proven or probable reserves and will continue to expense exploration expenses as incurred.

Derivatives

The Company has adopted the amended provisions of ASC 815 on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock. The Company has issued stock purchase warrants with exercise prices denominated in a currency other than its functional currency of U.S. dollars. As a result, these warrants are no longer considered indexed to our stock and must be accounted for as a derivative.

Warrants that are issued with exercise prices other than the Company’s functional currency of the U.S. dollar are accounted for as liabilities. The fair value of the outstanding warrants liabilities is determined at each reporting date with any change to the liability from a previous period recorded in the Statement of Operations. We record changes in fair value of the warrant liabilities as a component of other income and expense as we believe the amounts recorded relate to financing activities and not as a result of our operations. If a stock purchase warrant is exercised the Company is only obligated to issue shares in its common stock.

If the Company were to issue stock purchase warrants with exercise prices in its functional currency, the warrants would be considered indexed to our stock and the fair value at date of issue recorded as equity. There would be no requirement under U.S. GAAP to report changes in its fair value from period to period.

Foreign Currency Translation

The functional currency of the Company is the U.S. dollar. Transactions involving foreign currencies for items included in operations are translated into U.S. dollars using the monthly average exchange rate and monetary assets and liabilities are translated at the exchange rate prevailing at the consolidated balance sheet date and all other consolidated balance sheet items are translated at historical rates applicable to the transactions that comprise the amounts. Translation gains and losses are included in the determination of other comprehensive loss and gains in the Statement of Operations.

Reclassification

Certain comparative figures have been reclassified to conform to the current quarter presentation.

Off-Balance Sheet Arrangements

We are not currently a party to, or otherwise involved with, any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, or capital resources.

SELLING STOCKHOLDERS

This prospectus covers the offering of up to 10,417,776 shares of the Company’s common stock by the selling stockholders. We will not receive any proceeds from the sale of common stock by the selling stockholders. Except as set otherwise disclosed herein (including the documents incorporated herein by reference), no selling stockholder, to our knowledge, has had a material relationship with us during the three years immediately preceding this offering, other than as an owner of our common stock or other securities.

The common stock issued to the selling stockholders are “restricted securities” under applicable federal and state securities laws and we have agreed to use commercially reasonable efforts to register the common stock with the U.S. Securities and Exchange Commission to give the selling stockholders the opportunity to sell their common stock and to keep the registration statement effective for 270 days from the effective date of the prospectus. The registration of such common stock does not necessarily mean, however, that any of these shares of common stock will be offered or sold by the selling stockholders. We may amend or supplement this prospectus from time to time in the future to update or change this selling stockholder list and the shares that may be resold.

The table and other information contained under the caption “Selling Stockholders” has been prepared based upon information furnished to us by or on behalf of the selling stockholders.

Name of Selling Stockholder	Common Stock Beneficially Owned before this Offering		Total Number of Shares of Common Stock to be offered for Selling Stockholders Account	Total Number of Shares of Common Stock Owned after this Offering (1)	Percentage to be Beneficially Owned after this Offering (1)
Rothschild & Cie Banque	3,100,000		1,500,000	1,600,000	1.1%
FCMI Financial Corporation	24,444,234	(2)	1,170,732	23,273,502	15.0%
Terra Nova Partners LP	122,000		122,000	0	*
Northwood Capital Partners LP	150,000		150,000	0	*
Seaside 88, LP	500,000		500,000	0	*
Micro PIPE Fund I, LLC	48,750		48,780	0	*
EDJ Limited	75,000		75,000	0	*
Porter Partners, L.P.	871,250		425,000	446,250	*
Ian MacKeller	677,500		100,000	577,500	*
Spartan Fund Management Inc	100,000		100,000	0	*
Lynda Voelkl	10,000		10,000	0	*
Dr. M Kalarajah	175,000		175,000	0	*
Nordgestion SA	150,000		150,000	0	*
Camille Rabey	110,000		100,000	10,000	*
Steenberg Financial Corp	75,000		75,000	0	*
Optima Capital Canada Ltd.	75,000		75,000	0	*
Web Works Multimedia Corporation	10,000		10,000	0	*
Charles Malette	30,000		30,000	0	*
Charles Malette	10,000		10,000	0	*
Robert Gibb	15,000		15,000	0	*
Caroyln Latondresse	5,000		5,000	0	*
Julie T. Berlacher	35,000		35,000	0	*
Edward Ajootian	25,000		25,000	0	*
Joanne McBean	125,100		100,000	25,100	*
Encompass Fund	75,000		75,000	0	*
Malcolm Gissen & Judith Cohen 2003 Trust	7,300		7,300	0	*
William Minyard	248,304		75,000	173,304	*
Kenneth Casey	150,000		150,000	0	*
Brookdale Global Opportunity Fund	2,000,000		2,000,000	0	*
Brookdale International Partners, L.P.	2,000,000		2,000,000	0	*
Capital Ventures International	300,000		300,000	0	*
Bristol Investment Fund, Ltd.	341,464		341,464	0	*
Talkot Fund, L.P.	400,000		400,000	0	*
Marshall G. Berol	12,500		12,500	0	*
Michael McGettigan	75,000		50,000	25,000	*

(1) Assumes the sale of all shares offered pursuant to this prospectus.
(2) Includes 7,700,000 shares of common stock issuable upon the exercise of presently exercisable warrants.

* Less than 1%

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock as of April 27, 2012 on which date there were 147,387,288 shares outstanding, inclusive of any shares which could be exercised pursuant to any options or warrants owned by the named individual, by (i) each person known by us to beneficially own 5% or more of the outstanding shares of such class of stock, based on filings with the SEC and certain other information, (ii) each of our “named executive officers” and directors, and (iii) all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power. In addition, under SEC rules, a person is deemed to be the beneficial owner of securities, which may be acquired by such person upon the exercise of options and warrants or the conversion of convertible securities within 60 days from the date on which beneficial ownership is to be determined.

Except as otherwise indicated in the notes to the following table, we believe that all shares are beneficially owned, and investment and voting power is held by the persons named as owners:

Name	No. of Shares of Common Stock and Options (12)	No. of Options/Warrants	Percent of Class
Christopher Crupi(1)	4,119,776	300,000	2.8%
Christopher Reynolds(2)	245,000	235,000	*
Michel Yvan Stinglhamber(3)	324,010	130,000	*
FCMI Financial Corp.(4)	24,444,234	7,700,000	15.8%
John Carden(5)	240,000	175,000	*
Eliseo Gonzalez-Urien(6)	235,000	175,620	*
Michael Clancy(7)	200,000	125,000	*
Carlo Buffone(8)	325,000	300,000	*
Glen Van Treek(9)	400,000	400,000	*
Robert Dinning(10)	400,000	310,000	*
Shawn Kennedy(11)	686,246	175,000	*
All officers and directors as a group (10 persons)	7,175,022		4.87%

* Less than 1%

(1)	The mailing address for Christopher Crupi is 2029 Rolling Brook Drive, Ottawa, Ontario, Canada K1W 1C9.

(2)	The mailing address for Christopher Reynolds is 106 Front Street East, 4th Floor, Toronto, Ontario, Canada, M5A 1E1.

(3)	The mailing address for Michel Yvan Stinglhamber is Fraccionamiento La Piedra, “Malecon por El Moro” Privada Pelicano 2, La Paz-”Baja California Sur” C.P. 23010 Mexico.

(4)	The mailing address for FCMI Financial Corp. is Suite 250, Brookfield Place, 181 Bay Street, Toronto, Ontario, Canada M3J 2T2.

(5)	The mailing address for John Carden is 500 N. Holiday Hills, Liberty Lake, WA 99019.

(6)	The mailing address for Eliseo Gonzalez-Urien is 10911 Corp Ranch Road, Ashland , Oregon 97520.

(7)	The business address for Michael Clancy is 160 Elgin Street, Ottawa, Ontario, Canada K1P 1C3.

(8)	The mailing address for Carlo Buffone is 3472 Southgate Road, Ottawa, Ontario, Canada, K1V 9P9.

(9)	The mailing address for Glen Van Treek is Virginia 7556 Vitacura, Santiago F3, Chile, 760340.

(10)	The mailing address for Robert Dinning is #12-1900 Indian River Creek, North Vancouver, British Columbia Canada V7G 2R1.

(11)	The mailing address for Shawn Kennedy is 895 Glover Road, Smithers, BC, Canada, V0J 2N6.

(12)
Under Exchange Act Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on April 27, 2012.

(13)	Based on the number of currently issued and outstanding shares of common stock and warrants owned by the shareholder as a fraction of the total number of issued and outstanding shares of common stock.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their common stock covered hereby on any stock exchange, market or trading or quotation facility on which the shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling the common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through Broker-dealers that agree with the selling stockholders to sell a specified number of such shares of common stock at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell the shares of common stock under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of the shares of common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with National Association of Securities Dealers (“NASD”) Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM−2440.

In connection with the sale of the shares of common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The selling stockholders may also sell the shares of common stock short and deliver these securities to close out their short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares of common stock offered by this prospectus, which shares of common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, in connection with such sales. In such event, any commissions received by such Broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

The Company has agreed to pay certain fees and expenses incurred by the Company incident to the registration of the shares of common stock.

We agreed to use commercially reasonable efforts to file a registration statement with the Commission and cause it to become effective as soon as practicable after the closing of the offering, and to cause the registration statement to remain effective until the earlier of: (i) the date on which all the shares of common stock have been sold pursuant to the registration statement or Rule 144 under the Securities Act; and (ii) 180 days from the date of the private offering. The resale shares of common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, or Exchange Act, any person engaged in the distribution of the resale shares of common stock may not simultaneously engage in market making activities with respect to the shares of common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares of common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF CAPITAL STOCK

The following summary is not complete. You should refer to the applicable provisions of our Certificate of Incorporation, as amended, and our Bylaws, as amended, copies of which are on file with the SEC as exhibits to previous SEC filings. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

We are authorized to issue 200,000,000 shares of common stock, par value 0.001 per share. On April 27, 2012, there were 147,387,288 shares of our common stock outstanding.

Holders of the Company's common stock are entitled to one vote per share on each matter submitted to vote at any meeting of stockholders. Shares of common stock do not carry cumulative voting rights. The Company's board of directors has authority, without action by the Company's stockholders, to issue all or any portion of the authorized but un-issued shares of common stock, which would reduce the percentage ownership of the Company of its stockholders and which would dilute the book value of the common stock.

Stockholders of the Company have no preemptive rights to acquire additional shares of common stock. Our common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, holders of the shares of our common stock are entitled to share equally in corporate assets after the satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. During the last two fiscal years the Company has not paid cash dividends on its common stock and does not anticipate that it will pay cash dividends in the foreseeable future.

Transfer Agent and Registrar

Our transfer agent is Computershare Shareholder Services, Inc., whose address is 111 Founders Plaza, Suite 1100, East Harford, CT 06108. Our co-transfer agent is Canadian Stock Transfer Company Inc. located in Toronto, Ontario, Canada.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material United States federal income tax consequences to non-U.S. holders (defined below) of the ownership and disposition of the shares of common stock purchased in the Offering.

As used herein, "non-U.S. holders" are beneficial owners of the shares of our common stock purchased in the Offering, other than entities or arrangements treated as partnerships for U.S. federal income tax purposes ("Partnerships"), that are not U.S. holders. "U.S. holders" are beneficial owners of the shares of our common stock that are, for United States federal income tax purposes, (1) citizens or individual residents of the United States, (2) corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (3) estates, the income of which is subject to United States federal income taxation regardless of its source, or (4) trusts if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (B) an election is in effect under applicable United States Treasury regulations to be treated as a U.S. person.

If a Partnership is a beneficial owner of the shares of our common stock purchased in the Offering, the treatment of a partner in the Partnership will generally depend upon the status of the partner and upon the activities of the Partnership. Partnerships and partners in such Partnerships should consult their own tax advisors about the United States federal income tax consequences of owning and disposing of shares of our common stock.

This summary does not describe all of the tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. For example, it does not deal with special classes of non-U.S. holders, such as banks, thrifts, real estate investment trusts, regulated investment companies, passive foreign investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors. This summary is limited to holders that hold our shares of common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") (generally, property held for investment purposes). It does not discuss the tax consequences of the ownership and disposition of shares of our common stock purchased in the Offering and held as part of a hedge, straddle, conversion, "synthetic security" or other integrated transaction. This summary also does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates or (iii) stockholders or beneficiaries of a holder of such shares of common stock. Further, it does not include any description of any alternative minimum tax consequences, estate tax consequences, or the tax laws of any state or local government or of any foreign government that may be applicable to such shares of common stock. This summary is based on the Code and the United States Treasury regulations promulgated thereunder, and administrative and judicial decisions, all as in effect on the date hereof, all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of the ownership and disposition of such shares of common stock.

YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME, FRANCHISE, PERSONAL PROPERTY, ESTATE, GIFT, TRANSFER AND ANY OTHER TAX CONSEQUENCES (INCLUDING ANY ASSOCIATED REPORTING REQUIREMENTS) OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK, INCLUDING THE EFFECT OF ANY TREATIES ON THE FOREGOING OR OTHERWISE.

Our Common Stock

The rules governing United States federal income taxation of the ownership and disposition by a non-U.S. holder of shares of our common stock are complex and no attempt is made herein to provide more than a summary of such rules.

Distributions

If distributions are paid on shares of our common stock, the distributions will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent a distribution with respect to your shares of our common stock exceeds our current and accumulated earnings and profits, it will constitute a return of capital that is applied against and reduces, but not below zero, the adjusted tax basis of your shares of our common stock. Any remainder will constitute gain from the sale or exchange of the shares of our common stock, the treatment of which is described below under the section entitled “Sale or Exchange of Shares of Common Stock.” Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at the rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. If the dividend is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States (and, if an applicable tax treaty requires, is also attributable to a United States permanent establishment maintained by such non-U.S. holder), the dividend will not be subject to any withholding tax, provided certain certification requirements are satisfied (as described below). Instead, such dividends will be subject to United States federal income tax imposed on net income on the same basis that applies to U.S. persons generally. A corporate non-U.S. holder under certain circumstances also may be subject to an additional branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, on a portion of its effectively connected earnings and profits for the taxable year.

Non-U.S. holders should consult their own tax advisors regarding the potential applicability of any income tax treaty in their particular circumstances.

To claim the benefit of a tax treaty or to claim exemption from withholding on the ground that income is effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder must provide a properly executed form, generally on Internal Revenue Service Form W-8BEN for treaty benefits or Form W-8ECI for effectively connected income, or such successor forms as the Internal Revenue Service designates, prior to the payment of dividends. These forms must be periodically updated. Non-U.S. holders generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Exchange of Shares of Common Stock

A non-U.S. holder generally will not be subject to United States federal income tax and, in certain cases, withholding tax on the sale, exchange or other disposition of shares of our common stock purchased in the Offering unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder (and, if an applicable tax treaty requires, is also attributable to a United States permanent establishment maintained by such non-U.S. holder), (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 or more days (as calculated for United States federal income tax purposes) during the taxable year of the disposition, and certain other conditions are satisfied, or (3) we are or have been a "U.S. real property holding corporation," or "USRPHC," as defined for United States federal income tax purposes. Generally, a U.S. corporation is a USRPHC if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the fair market value of its real property and trade or business assets. We believe that we currently are not a USRPHC, although there can be no assurance that we will not become a USRPHC in future years. Even if we are or become a USRPHC, so long as our common stock is regularly traded on an established securities market, under applicable United States Treasury regulations, a non-U.S. holder generally will not be subject to United States federal income tax on any gain realized on the sale, exchange or other disposition of shares of our common stock unless the non-U.S. holder has owned, directly or by attribution, more than 5% of our common stock during the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period for the shares of our common stock (a "greater than 5% stockholder").

If a non-U.S. holder is described in clause (1) or is a greater than 5% stockholder and we are a USRPHC, as described in clause (3) above, such holder generally will be taxed on the net gain derived from a sale in the same manner as U.S. persons generally, and, in the case of a non-U.S. holder described in clause (3) above, in certain cases may be subject to a 10% withholding tax applied to the gross proceeds received. Any amount withheld as discussed above may be applied as a credit against the non-U.S. holder's United States federal income tax liability. If an individual non-U.S. holder is described in clause (2) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (even though such individual is not considered a resident of the United States). In addition, if a corporate non-U.S. holder falls under clause (1) above, it may be subject to an additional branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Non-U.S. holders should consult their own tax advisors regarding the potential applicability of any income tax treaty in their particular circumstances.

Information Reporting and Backup Withholding Tax

Information reporting and backup withholding (currently at a 28% rate) may apply to dividends paid with respect to our common stock and to proceeds from the sale, exchange or other disposition of our common stock. In certain circumstances, non-U.S. holders may avoid information reporting and backup withholding if they certify under penalties of perjury as to their status as non-U.S. holders or otherwise establish an exemption and certain other requirements are met. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally may be refunded or credited against the non-U.S. holder's United States federal income tax liability, if any, provided that an appropriate claim is timely filed with the Internal Revenue Service.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A NON-U.S. HOLDER'S PARTICULAR SITUATION. NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO ALL TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AND THE POSSIBLE EFFECTS OF ANY CHANGES THEREIN.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel acting for the Company or its subsidiaries or any of the selling stockholders named herein was employed for such purpose on a contingent basis, or at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of the registration statement had, or is to receive in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents, subsidiaries or affiliates, or was connected with the Company or any of its parents, subsidiaries or affiliates as a promoter, underwriter, voting trustee, director, officer, or employee. The Company has not engaged any experts, other than the independent accounting firm who audited the consolidated financial statements, to prepare or certify any part of this prospectus or any other report or valuation for use in connection with the registration statement of which this prospectus is a part.

DESCRIPTION OF BUSINESS

Paramount is a U.S. based exploration stage mining company with advanced stage precious metals projects in Nevada (Sleeper) and northern Mexico (San Miguel). We are a Delaware company incorporated on March 29, 2005. Our head office is located at 665 Anderson Street, Winnemucca, Nevada. We have a field office in Temoris, Chihuahua, Mexico.

Our business strategy is to acquire and develop known precious metals deposits in large-scale geological environments in North America. This helps eliminate discovery risks and significantly increases the efficiency and effectiveness of exploration programs. Our projects are located in established mining camps near successful operating mines. This greatly reduces the related costs for infrastructure requirements at the exploration stage and eventually for mine construction and operations.

Inter-corporate Relationships

We currently have three active wholly owned subsidiaries:

●	Paramount Gold de Mexico S.A. CV operates our business in Mexico and holds our interests in the San Miguel Project and certain other mineral concessions.

●
Magnetic Resources Ltd., which owns Minera Gama, S.A. de C.V. (“Minera Gama”), holds interests in mineral concessions known as the Temoris project and a royalty interest in mineral concessions known as the Iris project, both located in Mexico.

●	X-Cal Resources, Ltd., through its wholly owned subsidiaries X-CAL USA Inc., New Sleeper Gold LLC, and Sleeper Mining Co LLC, operates our mining interests in Nevada.

DESCRIPTION OF PROPERTY

The San Miguel Project

Our exploratory activities are concentrated within the San Miguel Groupings which comprise the San Miguel Project.

Location

The San Miguel Project is located in southwestern Chihuahua in Northern Mexico, and is approximately 400 km by road from the state capital. The project is about 20 km north of the town of Temoris, adjacent to the village of Guazapares. It is in the Guazapares mining district, which is part of the Sierra Madre Occidental gold-silver belt.

The location of the San Miguel Project is shown in Map 1. The coordinate system used for all maps and sections in this report is the Universal Transverse Mercator system, Zone 12. GPS coordinates are referenced to NAD 27 Mexico.

Map 1 – San Miguel Project Location

Land Area

The San Miguel project originally consisted of 17 smaller concessions clustered near Guazapares, Chihuahua with a total area of 427.17 hectares, plus the much larger Andrea, Gissel and Isabel concessions which were staked in 2008, the Elyca concession which was acquired in 2008, and a joint venture agreement that had been signed with Garibaldi Resources Corporation as part of a district wide exploration program.

Since November 2008, there have been significant additions to the San Miguel project concessions. In March 2009 we acquired from Garibaldi all of their interest in several mining concessions totaling approximately 54,000 hectares. A map of the new Temoris project is set forth below.

Nevada Exploration Projects

The Company’s Nevada exploration projects consist of the Sleeper Gold Project, located in Humboldt County, Nevada; the Mill Creek Property and the Reese River Property both located in Lander County, Nevada; and WR Claims in the Spring Valley Area located in Pershing County, Nevada. Our focus will be the exploration of the Sleeper Gold Project located in Humboldt County, Nevada.

MAP of Nevada Explorations

Sleeper Gold Property

The Sleeper Gold Property includes a historic open pit mine operated by AMAX Gold from 1986 until 1996, which produced 1.66 million ounces of gold, and 2.3 million ounces of silver. The property has been the subject of several exploration programs. These programs have produced an extensive database for current exploration targeting and continuing studies.

The Sleeper Gold Project is well prepared for a substantial exploration and development program. Historically, multi-million ounce gold deposits occur in multiples. The objectives of our drill program will be to: (A) explore for new bonanza grade deposits near the historic Sleeper Mine, (B) develop and delineate known areas of mineralization and (C) to combine the results with current potential metal inventory in the waste dumps, mill tailings and heap leach pads.

Exploration priorities for the Sleeper Gold Property will focus on five priority mine scale targets located near the Sleeper Mine. All five of the priority targets occur along three structural corridors parallel to the Sleeper Mine historic mineralization. None of the five targets have been sufficiently tested in prior drill programs. Current and ongoing three-dimensional modeling of geochemical data, additional geophysical interpretations and refinements and detailed compilation on Gemcom and Gocad will help set drilling priorities. However, the targets are well defined at present. Drill testing is to involve angled drill hole fences with overlap at bedrock depths. Drill orientation of these current targets is to be east-west to optimize crossing of key structural trends. Each target should have 2 to 4 drill fences to test the target concepts.

The exploration program has three main objectives: (1) definition drilling to up-grade resources at the West Wood deposit and prepare it for a Preliminary Assessment, or PA, of its economic potential, (2) delineation drilling to expand and evaluate resources at the Facilities deposit for possible inclusion in the PA and (3) drill evaluation of up to six new priority targets on the property identified by our geological team. The exploration program will focus on expanding and upgrading in-situ resources on two known gold deposits using core and reverse circulation drilling. We will also begin the process of evaluating less explored targets.

Employees

As of May 9, 2012, we had approximately 40 employees and consultants located in Mexico and the United States.

Competition

We are in competition with companies that are larger, more established and better capitalized than we are. Many of our potential competitors have greater financial and technical resources, longer operating histories and greater experience in mining. Further, many of our competitors have more resources to manage the political, economic and governmental risks of operating in Mexico.

Environmental Reports and Liabilities

With the assistance of a Mexican environmental permitting consultant, Vugalit S.C., Paramount has satisfied the requirements regarding permitting for the ongoing exploration program with the office of the Mexican governmental environmental agency, SEMARNAT, in Chihuahua City. Disturbance associated with exploration work completed by Paramount to date is limited to construction of drill access roads, drill pads and trenches. No direct mining related activities have been carried out.

On Paramount’s behalf, Vugalit S.C submitted a NOM-120-SEMARNAT-1997 application to SEMARNAT on March 15, 2007 to permit exploration activities at the San Miguel Project. The application was accepted and became effective on July 19, 2007. The permit allows a total disturbance of 7.6224 hectares valid to December 31, 2011. The permit provides for reclamation of the concession areas by the Fondo Forestal Mexicano following the cessation of exploration activities in the permit area. The permit set the cost of reclamation at a total of 198,205 Mexican pesos, which was paid by Paramount to Fondo Forestal Mexicano following the cessation of exploration activities in the permit area. The permit set the cost of reclamation at a total of approximately $10,000 (198,204 Mexican Pesos), which was paid by Paramount to Fondo Forestal Mexicano. In December 2011, SERMANAT extended the permit to December 31, 2013.

Through our wholly owned Mexican subsidiary, we have been granted mineral claims which grant us exclusive exploration and exploitation rights. Mexican mining claims are valid for an initial 25 year term with one renewable term for 25 years. Exploration claims grant the automatic right to disturb the surface to conduct exploratory work such as drilling. Permits are automatically granted once rights have been issued together with the payment of nominal fees. Exploitation, mine development and construction requires the approval of various levels of local government in Mexico. However, this is not under consideration by Paramount at this time. Access to the properties are by agreement by the owner or local community and are typically granted for a nominal fee.

Vugalit S.C also filed an Environmental Impact Study with SEMARNAT on behalf of Paramount.

With these exceptions, there has been no mining activity on the San Miguel concessions since the early 1900’s. Between 1958 and 1968, Alaska-Juneau operated the San Luis mine and mill, producing waste rock and tailings. In the late 1970’s, a few thousand tons of vein material were shipped from the San Miguel vein to El Paso as smelter flux. In the 1990’s a very small and unsuccessful attempt was made to heap leach oxidized silver ores near the north end of the La Union area. It is uncertain whether Paramount would be held responsible for the cleanup of these areas should it put a mine into production nearby.

Excepting the work that was carried out as part of the Environmental Impact Study, we have as not yet conducted any baseline environmental studies, such as surface or groundwater sampling, of the San Miguel Project area. We believe such studies should be conducted to document any residual effects that the historic mining activities may still be having on the soils and streams of the Guazapares area.

The village of Guazapares is immediately adjacent to the historic San Luis mine area and is also adjacent other Paramount exploration targets. The village of Batosegachi is less than a kilometer from the San Miguel exploration area. While the local people appear to be supportive of our current exploration efforts, it is not known what financial or time-related impacts to the permitting of a mining operation, if any, the close proximity to these villages might create.

LEGAL PROCEEDINGS

It is possible we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is listed for trading on the NYSE MKT LLC and the Toronto Stock Exchange under the ticker symbol “PZG”. Our common stock is quoted on the Frankfurt Stock Exchange under the symbol “P6G”. On May 8, 2012, the last reported sale of our common stock on the NYSE MKT was $2.24. There is a limited market for our common stock.

The following table sets forth the high and low prices for our common stock as quoted on the NYSE MKT for the periods indicated:

	HIGH	LOW
Fiscal year ended June 30, 2011
Quarter ended September 30, 2010	$1.59	$1.19
Quarter ended December 31, 2010	$3.99	$1.55
Quarter ended March 31, 2011	$4.42	$3.09
Quarter ended June 30, 2011	$4.01	$2.67

	HIGH	LOW
Fiscal year ended June 30, 2010
Quarter ended September 30, 2009	$1.55	$1.17
Quarter ended December 31, 2009	$1.50	$1.12
Quarter ended March 31, 2010	$1.81	$1.40
Quarter ended June 30, 2010	$1.93	$1.26

	HIGH	LOW
Fiscal year ended June 30, 2009
Quarter ended September 30, 2008	$1.75	$0.64
Quarter ended December 31, 2008	$0.64	$0.26
Quarter ended March 31, 2009	$0.88	$0.36
Quarter ended June 30, 2009	$1.88	$0.70

Holders

As of March 31, 2012, there were in excess of 26,000 beneficial owners and 173 record holders of our common stock.

Our transfer agent is Computershare Shareholder Services, Inc., whose address is 111 Founders Plaza, Suite 1100, East Harford, CT 06108. Our co-transfer agent is Canadian Stock Transfer Company Inc. located in Toronto, Ontario, Canada.

Dividends

Holders of our common stock are entitled to receive such dividends as our Board may declare from time to time from any surplus that we may have. We have not paid dividends on our common stock since the date of our incorporation and we do not anticipate paying any common stock dividends in the foreseeable future. We anticipate that any earnings will be retained for development and expansion of our businesses and we do not anticipate paying any cash dividends in the foreseeable future. Future dividend policy will depend upon our earnings, financial condition, contractual restrictions and other factors considered relevant by our Board and will be subject to limitations imposed under Delaware law.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency Exchange Rate Risk

The Company holds cash balances in both U.S. and Canadian dollars. We transact most of our business in U.S. and Canadian dollars. Some of our expenses, including labor and operating supplies are denominated in Mexican Pesos. As a result, currency exchange fluctuations may impact our operating costs. We do not manage our foreign currency exchange rate risk through the use of financial or derivative instruments, forward contracts or hedging activities.

In general, the strengthening of the U.S. dollar or Canadian dollar will positively impact our expenses transacted in Mexican Pesos. Conversely, any weakening of the U.S dollar or Canadian dollar will increase our expenses transacted in Mexican Pesos. We do not believe that any weakening of the U.S. or Canadian dollar as compared to the Mexican peso will have an adverse material affect on our operations.

Interest Rate Risk

The Company’s investment policy for its cash and cash equivalents is focused on the preservation of capital and supporting the liquidity requirements of the Company. The Company’s interest earned on its cash balances is impacted on the fluctuations of U.S. and Canadian interest rates. We do not use interest rate derivative instruments to manage exposure to interest rate changes. We do not believe that interest rate fluctuations will have any effect on our operations.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following information sets forth the names of our officers and directors, their present positions, and some brief information about their background.

Name	Age	Position(s)
Christopher Crupi	42	Director and Chief Executive Officer

Robert Dinning	72	Director

Michael Clancy	46	Secretary

John Carden	64	Director

Christopher Reynolds	46	Director

Michel Yvan Stinglhamber	78	Director

Eliseo Gonzalez-Urien	70	Director

Carlo Buffone	41	Chief Financial Officer

Shawn Kennedy	60	Director

Glen Van Treek	42	Vice President, Exploration

Christopher Crupi

Mr. Crupi is a chartered accountant and has served as our CEO and director since April, 2005. Mr. Crupi founded the Company in March 2005 and oversees the administrative and operational activities of the Company. From 2000 to 2004, Mr. Crupi was a Vice President of PricewaterhouseCoopers LLP, an international accounting firm. Mr. Crupi received his Bachelor of Commerce degree from the University of Ottawa in 1992 and a Chartered Accountant designation in 1995.

Robert Dinning

Mr. Dinning joined Paramount in March 2008 as a director. Mr. Dinning is a Chartered Accountant, and life time member of the Alberta Institute of Chartered Accountants. Mr. Dinning has operated a consulting practice since 1977. He has an extensive background in corporate finance, operating in the mining and high tech industries. Mr. Dinning has been an officer and director of various public and private companies for the past 35 years, including various companies in both the United States and Canada. Mr. Dinning is currently a director or officer of 6 other public companies and currently serves as President and CEO of Meadow Bay Gold Corp, a TSX listed corporation, and of Simba Energy Inc, a TSX Venture listed corporation.

Michael Clancy

Mr. Clancy was appointed our Corporate Secretary in August 2007. Mr. Clancy is a partner in the Ottawa office of Gowling Lafleur Henderson LLP (“Gowlings”). Mr. Clancy practices business law and has been with Gowlings since 1989. Mr. Clancy completed two years of a Bachelor of Arts at Carleton University and obtained his Bachelor of Laws from Osgoode Hall Law School. Gowlings serves as our corporate and securities counsel for non-U.S. related securities matters.

John Carden, Ph.D

Dr. Carden joined the Company as a director in September, 2006. Dr. Carden has more than 25 years in experience in exploration management, teaching and research. Since 2001 he has been a geologic consultant and a director of a number of junior resource companies each which were TSX Venture Exchange listed companies. Dr. Carden worked for Exxon Minerals for many years and later was Director of U.S. Exploration from 1992 until 1998 for Echo Bay Mines. He and is a Licensed Professional Geologist in the State of Washington. Dr. Carden received his B.Sc. and M.Sc. in geology From Kent State University in Ohio, and his doctorate in geology from the Geophysical Institute at the University of Alaska in 1978.

Michel Yvan Stinglhamber

Mr. Stinglhamber joined the Company as a director in May 2007. Mr. Stinglhamber has significant experience in the Mexican mining industry. He currently represents Umicore Belgium in Mexico, a materials technology company, and serves as a director for Unimet SA de CV, a wholly owned subsidiary of Umicore Belgium which is active in the fields of precious metals exploration. Mr. Stinglhamber is also the Chairman of the Mining Group-Compania Minera Misiones SA de CV, a mining company located in Mexico. He is also on the board of directors of Marina Costa Baja in Mexico.

Since 1991, Mr. Stinglhamber has been involved in a number of mining ventures in Mexico. He was the president of the Belgo Luxemburg Mexican Chamber of Commerce in 1987, and in 2002, was awarded the Belgian decoration of “Officer of the Crown”.

Eliseo Gonzalez-Urien

Mr. Gonzalez-Urien joined our Board in March 2009 as the designee of FCMI Financial Corporation. He currently serves as a member of the board of directors of Seabridge Gold. He is an exploration geologist with over 30 years of experience in the mining industry. From 1989 through 2001 Mr. Gonzalez-Urien held various executive positions with Placer Dome Inc. including senior vice president of the parent company and president of Placer Dome Exploration Inc. During this period he was charged with responsibility for Placer Dome’s worldwide exploration activities. Prior to Placer Dome, Mr. Gonzalez-Urien held senior positions with BHP-Utah Inc. and Noranda. He holds a degree in geology from the University of Santiago, Chile, followed by post graduate studies in geology at the University of California, Berkley.

Christopher Reynolds

Mr. Reynolds has over 20 years of mineral industry and public accounting experience and is currently the Vice President Finance and Chief Financial Officer of Seabridge Gold Inc., a TSX and NYSE MKT listed corporation. He previously served as Vice President, Finance and Chief Financial Officer of Norsemont Mining Inc. and as Senior Vice President, CFO and Secretary of SouthernEra Diamonds Inc. He has held various finance and accounting positions at Southern Platinum Corp., TVX Gold Inc., Inmet Mining Corporation and Price Waterhouse, now PricewaterhouseCoopers. Mr. Reynolds also served as a director of Arizona Star Resource Corp. Mr. Reynolds became a Certified General Accountant in 1994 and received a B.A. (Economics) from McGill University in 1987.

Carlo Buffone

Mr. Buffone currently serves as the Company’s Chief Financial Officer. He was appointed in February 2010. Prior to joining the Company, Mr. Buffone founded a private company which developed sales channels for European and domestic artisanal wine makers. From 1995 to 2005, he has held various senior financial management positions including his employment as a corporate development specialist for CMA Holdings Group, a wealth management firm with over $23 billion in assets under administration where he was responsible for mergers and acquisitions. Mr. Buffone is a Certified Management Accountant (CMA) and received his Bachelor of Commerce Degree from the University of Ottawa in 1993 and studied mergers and acquisitions at the Kellogg School of Management at Northwestern University in 2004.

Shawn Kennedy

Mr. Kennedy incorporated X-Cal in 1981 as a private company under the name of X-Calibre Resources. In 1985 the company was listed on the Toronto Stock Exchange and the name changed to X-Cal. Mr. Kennedy has served as President and director of X-Cal since incorporation. His first prospector's license was issued in British Columbia in 1974.

Glen Van Treek

Mr. Van Treek joined Paramount in January 2011 and serves as Vice President of Exploration. He has over 20 years of progressive global experience in all stages of mineral exploration. Prior to joining Paramount, he held various senior positions at Teck Resources Ltd. and most recently he managed the production geology, resource modeling and exploration programs at Teck’s Quebrada Blanca mine in Chile. Prior to his experience at Teck, Mr. Van Treek held positions with Placer Dome and other junior exploration companies. He is a graduate geologist from the University of Chile.

Committees of the Board

The Board has established an Audit Committee, Compensation Committee, Nominating Committee, Corporate Governance Committee and a Pricing Committee. A minimum of three Board members serve on each committee. All of our Committees meet throughout the year. All of our directors attended at least 75% of our Board meetings.

Our Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, consists of Christopher Reynolds, Robert Dinning and John Carden. Mr. Reynolds serves as chairman of the Audit Committee. The Board has determined that Mr. Dinning is independent and is an “audit committee financial expert” within the meaning of applicable SEC regulations. Dr. Carden and Christopher Reynolds are independent directors. The Audit Committee meets quarterly to review the Company’s financial statements in connection with the filings of its quarterly and annual report.

Our Audit Committee oversees the accounting and financial reporting processes of the Company and audits of the financial statements. The Audit Committee also assists the Board in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) the Company’s internal accounting and financial controls.

Our Compensation Committee consists of Robert Dinning, Eliseo Gonzalez-Urien, Michel Yvan Stinglhamber and Shawn Kennedy. Each member of our Compensation Committee is an independent director. Mr. Dinning serves as the chairman of the Compensation Committee. Our Compensation Committee discharges the Board’s responsibilities relating to compensation of the Company’s executive officers. The Compensation Committee reviews and approves for the CEO and the other executive officers of the Company (i) the annual base salary, (ii) the annual incentive bonus, including the specific goals and amount, (iii) equity compensation, (iv) employment agreements, severance arrangements, and change in control agreements/provisions, and (v) any other benefits, compensation or arrangements. The Compensation Committee will have overall responsibility for approving and evaluating the executive officer compensation plans, policies and programs of the Company and administering the Company’s equity compensation plans.

Our Nominating Committee consists of Michel Yvan Stinglhamber, John Carden and Eliseo Gonzalez-Urien. Each member of our Nominating Committee is an independent director. Mr. Stinglhamber serves as the chairman of the Nominating Committee. The Nominating/Corporate Governance Committee’s responsibilities are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors, (iii) develop and recommend to the Board criteria for selecting qualified director candidates, and (iv) consider committee member qualifications, appointment and removal; and (v) review corporate governance policies and procedures.

Our Corporate Governance Committee consists of all the independent members of the Board of Directors.

Our Pricing Committee consists of Shawn Kennedy, Christopher Reynolds, Robert Dinning and John Carden. Mr. Kennedy serves as the chairman of the Pricing Committee. The Pricing Committee was established by the Board to negotiate and authorize on behalf of the Board the matters relating to the March 2012 Offering.

We anticipate that our Board and the committees will continue to meet on a periodic basis throughout the year.

Corporate Cease Trade Orders or Bankruptcies

Other than as set out herein, no director, officer or other member of management of the Company is, or within the ten years prior to the date hereof has been, a director, officer, promoter or other member of management of any other issuer that, while that person was acting in the capacity of a director, officer, promoter or other member of management of that issuer, was the subject of a cease trade order or similar order or an order that denied the issuer access to any statutory exemptions for a period of more than 30 consecutive days or was declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or insolvency or has been subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his or her assets.

Penalties or Sanctions

To the best of our knowledge, none of our directors, officers or stockholders holding a sufficient number of securities to affect materially the control of the Company, has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

Personal Bankruptcies

To the best of our knowledge, none of our directors, officers or stockholders holding a sufficient number of securities to affect materially the control of the Company, nor any personal holding company of any such person has, within the last ten years become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

Compensation of Directors

For their services as directors or members of committees of our Board, each director receives annual cash compensation of $30,000. The Chairman of the Board and Chair of the Audit Committee receives an additional $20,000 and $10,000 respectively. Directors are also reimbursed for their reasonable expenses incurred in attending Board or committee meetings. As more fully set forth under “Executive Compensation,” on page 39 our directors have been issued stock options for their service on the Board and for their serving on various committees of the Board.

Terms of Office

Our directors are appointed for one-year terms to hold office or until the next annual general meeting of the holders of our common stock or until removed from office in accordance with our by-laws. Our directors were approved by our stockholders at the Company’s annual meeting held December 2, 2011. Our officers are appointed by our Board and hold office until removed by our Board.

Family Relationships

There are no family relationships among our directors and/or officers.

Section 16(a) Beneficial Ownership Reporting Compliance

For companies registered pursuant to section 12(g) of the Exchange Act, Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, for the fiscal year ended June 30, 2010, based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with on a timely basis for the period which this report relates.

Code of Ethics

The Company has adopted a Code of Ethics that meets the requirements of Section 406 of the Sarbanes-Oxley Act of 2002. Our Code of Ethics can be reviewed on our corporate website located at www.paramountgold.com. We intend to satisfy the disclosure requirements regarding an amendment to, or a waiver from, a provision of the Code of Ethics by posting such information on our corporate website.

EXECUTIVE COMPENSATION

Overview of Compensation Program

Our compensation philosophy is based on our belief that our compensation programs should: be aligned with stockholder's interests and business objectives; reward performance; and be externally competitive and internally equitable. In order to attract quality board members in a manner commensurate with our status as an exploratory stage mining company, with no revenues, our Compensation Committee, examined studies conducted by independent industry sources in both the United States and Canada as to the level of compensation received by officers and directors. Their primary focus was with respect to compensation paid to officers and directors of public mining companies in Canada and USA.

Our Compensation Committee studied the compensation level paid to officers and directors of more than a two dozen different resource companies. Overall compensation varied considerably. Companies paying their executive officers and directors on the high end include:

•	ECU Silver Mining Corp.

•	Victoria Gold Corp.

•	Sabina Silver Corporation

•	Silver Corp. Metals Inc.

•	Crystallex International

As a group, salaries and bonuses paid to the companies’ chief executive officers ranged from $305,000 to $500,000. With respect to option grants to each company’s chief executive officer, the market value for options ranged from $160,000 to $920,000. Compensation levels for other resource companies varied significantly in scope and range:

In establishing the compensation level paid to our officers and directors, the Compensation Committee attempted to achieve a balance between compensation paid to the officers and directors as compared to the compensation package offered our employees and consultants. Recognizing the need to preserve working capital for drilling operations, employees and consultants have been offered cash and equity compensation packages which has permitted us to retain skilled personnel with little employee turnover.

In making compensation decisions, we seek to achieve three objectives:

•	Providing a total compensation package which is competitive and therefore, enables us to attract and retain, high-caliber executive personnel;

•	Integrating compensation programs with our short-term and long-term strategic plan and business objectives; and

•	Encouraging achievement of business objectives and enhancement of stockholder value by providing executive management long-term incentive through equity ownership.

Our Compensation Committee, determines compensation for our executive officers and directors. The Compensation Committee reviews recommendations submitted to the Committee as well as industry averages for similarly situated companies. The Committee reviews these recommendations and reports and makes recommendations.

Other Factors Considered in Establishing Compensation for Executive Officers

We are an exploratory stage mining company. We will not be generating revenues from operations for a significant period of time. As a result, the use of traditional performance standards, such as corporate profitability, is not believed to be appropriate in the evaluation of our performance or our individual executives. The compensation of our executive officers is based, in substantial part, on industry compensation practices, trends in the mining industry as well as the achievement of our business and the individual executive officers' objectives. Such objectives are established and modified as necessary to reflect changes in market conditions and other factors. Individual performance is measured by reviewing whether these objectives have been achieved.

It is the responsibility of our Compensation Committee to make recommendations to our Board of Directors with respect to appropriate levels of compensation.

Annual Salary

We pay an annual salary to our employees and the executive officers as consideration for fulfillment of certain roles and responsibilities.

Determining Annual Salary

Increases to annual salary reflect a reward and recognition for successfully fulfilling the position's role and responsibilities, the incremental value of the experience, knowledge, expertise and skills the individual acquires and develops during employment with us and adjustments as appropriate based on external competitiveness and internal equity.

Equity-Based Compensation

We grant equity-based compensation to consultants, employees, including the executive officers, to attract, motivate, engage and retain highly qualified and highly sought-after employees. We grant stock options on a broad basis to encourage all employees to work with a long-term view. Stock options are inherently performance-based because they deliver value to the option holder only if the value of our stock increases. Thus, stock options are a potential reward for long-term value creation and serve as an incentive for employees who remain with us to contribute to the overall long-term success of the business.

Retirement Benefits

We currently do not offer any type of retirement savings plan for our executive officers, directors or employees.

Perquisites

None of our executive officers have perquisites in excess of $10,000 in annual value.

COMPENSATION OF PARAMOUNT OFFICERS

Employment Agreements

Christopher Crupi

Effective January 1, 2010, Paramount entered into an employment agreement with Christopher Crupi, its Chief Executive Officer. The agreement provides the following: (i) remuneration of a minimum annual base salary of $240,000; (ii) employee benefits comparable to those of other senior employees of Paramount; and (iii) performance bonuses and stock options on a periodic basis at the discretion of the Board of Directors. The agreement also provides amounts to be paid upon termination, such amounts to depend on whether the termination was initiated by Paramount or by Mr. Crupi, whether the termination was for good reason or just cause or with or without the Company consent and whether the termination was due to his death or disability. Good reason shall include, without limitation, the occurrence of the following: (a) a Control Change; (b) a change (other than those clearly consistent with a promotion) in position or duties, responsibilities, or title or office; and (c) a reduction in base fee. In the case of termination for good reason, Mr. Crupi shall be entitled to an amount equal to the annual fee at the date of termination, an amount equal to the average annual bonus paid to Mr. Crupi in the previous two years and an amount equal to all outstanding and accrued vacation pay to the date of termination. Effective January 1, 2011, the Board approved an increase to Mr. Crupi’s annual base fee from $240,000 to $300,000 (to be paid in Canadian Dollars).

Carlo Buffone

Effective January 1, 2011, Paramount entered into an employment agreement with Carlo Buffone, its Chief Financial Officer. The agreement provides the following: (i) remuneration of a minimum annual base salary of $135,000 (Canadian Dollars); (ii) employee benefits comparable to those of other senior employees of Paramount; and (iii) performance bonuses and stock options on a periodic basis at the discretion of the Board of Directors. The agreement also provides amounts to be paid upon termination of his employment, such amounts to depend on whether the termination was initiated by Paramount or by Mr. Buffone, whether the termination was for good reason or just cause or with or without the Company consent and whether the termination was due to his death or disability. Good reason shall include, without limitation, the occurrence of the following: (a) a Control Change; (b) a change (other than those clearly consistent with a promotion) in position or duties, responsibilities, or title or office; and (c) a reduction in base salary. In the case of termination for good reason, Mr. Buffone shall be entitled to an amount equal to the annual salary at the date of termination, an amount equal to the average annual bonus paid to Mr. Buffone in the previous two years and an amount equal to all outstanding and accrued vacation pay to the date of termination. Effective December 1, 2011, the Board has approved an increase in the annual base salary paid to Mr. Buffone from $135,000 to $175,000 (Canadian Dollars).

Glen Van Treek

Effective January 15, 2011, Paramount entered into an employment agreement with Glen Van Treek, its V.P. Exploration. The agreement provides for a base salary of $180,000 and performance bonuses and stock options on a periodic basis at the discretion of the Board of Directors. In addition, Paramount paid Mr. Van Treek a cash signing bonus in the amount of $60,000. Effective December 1, 2011, the Board has approved the increase of Mr. Van Treek’s annual base salary from $180,000 to $200,000.

In cases where no formal agreements exist with the Company’s principal officers, our Compensation Committee meets annually to recommend a salary commensurate to their experience, service and contributions to the Company. The Compensation Committee and the entire Board of Directors has not established any quantifiable criteria with respect to the level of either the stock grants or options. Rather, the Compensation Committee evaluates both cash, stock grants and stock options paid to similarly situated mining companies.

With respect to stock grants and options issued to the Company’s officers the Nominating Committee or Compensation Committee, as the case may be, considered an overall compensation package that included both cash and stock based compensation which would be in line with the Company’s overall operations and compensation levels paid to similarly situated mining companies.

All stock options were granted at the market on the date of grant. Under Generally Accepted Accounting Principles (“GAAP”) we were required to value these grants based on the date of grant. The dollar value of both the stock options and the stock awards are accounting entries and do not necessarily reflect actual compensation received by any of our officers.

SUMMARY COMPENSATION TABLE

The following table discloses compensation paid during the fiscal years ended June 30, 2011, 2010 and 2009 to (i) the Company's Chief Executive Officer, (ii) Chief Financial Officer and (ii) individual(s) who were the only executive officers, other than the Chief Executive Officer or Chief Financial Officer, serving as executive officers at the end of fiscal year whose total salary and bonus exceeded $100,000 (the "Named Executive Officers"). No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in the chart below, were paid to these executive officers during these fiscal years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
				(1)(2)	(1)(2)
Christopher Crupi	2011	272,498	118,896	−	−	−	−	−	391,394
Chief Executive Officer	2010	240,000	100,000	−	−	−	−	−	340,000
	2009	184,000	58,830	27,000	−	−	−	−	310,826

Carlo A. Buffone	2011	122,086	24,344	−	208,479	−	−	−	354,909
Chief Financial Officer	2010	37,864	−	−	3,582	−	−	−	41,447

Glen Van Treek	2011	75,000	60,000	−	313,305	−	−	−	448,305
V.P. Exploration

Michael Clancy	2011	−	−	−	−	−	−	−	-0-
Secretary	2010	−	−	−	−	−	−	−	-0-
	2009	−	−	59,000	−	−	−	−	59,000

(1)
The amounts in these columns reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years indicated in accordance with FASB ASC 718. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(2)
Reflects the dollar value of all stock awards and stock options which we have disclosed in our financial statements. Our audited financial statements have been filed with the Commission and included in our Annual Report for the years ended June 30, 2011, 2010 and 2009.

Outstanding Equity Awards at Year End

The following table provides information regarding stock options held by our executive officers. As of June 30, 2011 each of our officers holds the following options:

Option Awards

Name	Grant Date	No. of Securities Underlying Options	Expiration Date	Exercise Price
Carlo A. Buffone	05/14/10	75,000(1)	05/13/13	$ 1.82
	12/20/10	85,000(2)	12/19/14	$ 2.74
Michael Clancy	08/23/07	75,000(3)	8/22/12	$ 0.65
Glen Van Treek	12/20/10	200,000(2)	12/19/15	$ 2.74

(1)
Stock option award vest and becomes exercisable when the Company’s share price meets the following conditions: 1/3rd upon ten day closing trading values of $2.00, 1/3rd upon ten day closing trading values of $2.50 and 1/3rd upon ten day closing trading values of $3.00. (The ten days do not have to be consecutive ten day period). All the conditions have been met and the options are vested and exercisable;

(2)
Stock option award vest and becomes exercisable when the Company’s share price meets the following conditions: 1/3rd upon ten day closing trading values of $3.25, 1/3rd upon ten day closing trading values of $3.75 and 1/3rd upon ten day closing trading values of $4.25. (The ten days do not have to be consecutive ten day period). Two of the above conditions have been met and therefore 2/3rd of the options are vested and exercisable;

(3)	These awards are fully vested and exercisable.

COMPENSATION OF PARAMOUNT DIRECTORS

The general policy of our Board is that compensation for independent directors should be a mix of cash and equity-based compensation. For the fiscal year ended June 30, 2011, the Compensation Committee evaluated the appropriate level and form of compensation for independent directors. The Compensation Committee will make such compensations evaluations and recommendations annually. The Board reviews the Committee’s recommendations and then determines the amount of director compensation.

During the first half of the fiscal year ended June 30, 2011, independent directors were entitled to receive cash compensation of $6,000 per quarter. During the second half of the fiscal year ended June 30, 2011, independent directors were entitled to receive cash compensation of $7,500 per quarter. An additional fee of $20,000 and $10,000 were paid to the Chairman of the Board and Chairman of the Audit Committee respectively.

The following table discloses compensation paid to our directors during the last fiscal year.

DIRECTOR COMPENSATION FOR THE FISCAL YEAR ENDED JUNE 30, 2011

	Fees paid or earned in cash	Stock awards	Option awards	Total
Name	($)	($)	($)	($)
(1)		(2)(3)	(2)(3)
John Carden	27,000		20,510	47,510
Michel Yvan Stinglhamber	27,000		20,510	47,510
Rudi Fronk	27,000			27,000
Eliseo Gonzalez-Urien	27,000		70,741	97,741
Christopher Reynolds	37,000		237,243	274,243
Robert Dinning	47,000		41,032	88,032
Shawn Kennedy	23,000			23,000
______________

(1)	Compensation for Mr. Crupi is included in the Summary Compensation Table.

(2)
The amounts in these columns reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years indicated in accordance with FASB ASC 718 for stock awarded to our directors in 2011 and prior years. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named directors.

(3)
Reflects the dollar value of all stock awards and stock options which we have disclosed in our financial statements. Our audited financial statements have been filed with the SEC and included in our Annual Report for the years ended June 30, 2011, 2010 and 2009.

Outstanding Equity Awards at Year End

The following table provides information regarding stock options held by our directors. As of June 30, 2011 the following directors have been granted the following options:

Option Awards
Name	Grant Date	No. of Securities Underlying Options	Expiration Date	Exercise Price
Michel Stinglhamber	08/23/07	35,000(1)	08/22/12	$ 0.65
	03/03/09	20,000(1)	03/03/13	$ 0.65
	12/20/10	25,000(2)	12/19/14	$ 2.74
John Carden	03/03/09	20,000(1)	03/03/13	$ 0.65
	08/23/07	180,000(1)	08/22/12	$ 0.65
	12/20/10	25,000(2)	12/19/14	$ 2.74
Robert Dinning	03/03/09	110,000(1)	03/03/13	$ 0.65
	03/02/08	50,000(1)	03/01/13	$ 0.65
	12/20/10	50,000(2)	12/19/14	$ 2.74
Eliseo Gonzalez-Urien	05/15/09	160,000(1)	05/14/13	$ 1.46
	12/20/10	25,000(2)	12/19/14	$ 2.74
Chris Reynolds	12/20/10	160,000(2)	12/19/14	$ 2.74
Shawn Kennedy	08/23/10	112,500(1)	03/23/12	$ 2.94
	08/23/10	12,500(1)	01/27/13	$ 1.43

(1)	Options are fully vested and exercisable;

(2)
Stock option award vest and becomes exercisable when the Company’s share price meets the following conditions: 1/3rd upon ten day closing trading values of $3.25, 1/3rd upon ten day closing trading values of $3.75 and 1/3rd upon ten day closing trading values of $4.25. (The ten days do not have to be consecutive.) Two of the above conditions have been met and therefore 2/3rd of the options are vested and exercisable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
AND DIRECTOR INDEPENDENCE

It is our practice and policy to comply with all applicable laws, rules and regulations regarding related party transactions, including the Sarbanes-Oxley Act of 2002. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. Our Audit Committee has been charged with responsibility for approving all related party transactions as part of the Audit Committee’s overall responsibilities as set forth in its charter. In considering related party transactions, the Audit Committee takes into account the relevant available facts and circumstances. In the event a director has an interest in the proposed transaction, the director must recuse himself from the deliberations and approval.

During the year ended June 30, 2011, independent directors received cash payments for their services as directors or members of committees of the Company’s Board in the amount of $215,000 (2010 - $144,758, 2009 - $289,756).

FCMI Financial Corporation was an investor in the March 2012 offering on the same terms as the other investors.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling stockholders has been passed upon for us by LeClairRyan, A Professional Corporation, Newark, New Jersey.

EXPERTS

MNP LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our annual report on Form 10-K as of June 30, 2011 and 2012 for the fiscal years then ended as set forth in their reports which are incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. With respect to references made in this prospectus to any contract or other document, you should review our filings that we make with the Securities and Exchange Commission. You may review these filings at the SEC's public reference rooms at 100 F Street N.E. Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings can also be reviewed by accessing the SEC's Web site at www.sec.gov.

Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. Our common stock is listed on the NYSE MKT. Additional information regarding our operations is also available on the NYSE MKT website at www.nyse.com.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus is part of a registration statement on Form S-1 filed by us with the SEC. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements made in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the common stock offered by this prospectus we refer you to the registration statement and its exhibits and schedules which may be obtained as described above.

The SEC allows us to “incorporate by reference” the information that we previously filed with them into this prospectus, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus. The documents listed below (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) are incorporated by reference herein:

•	Our Annual Report on Form 10-K as of and for the year ended June 30, 2011 (filed on September 12, 2011);
•	Our Definitive Proxy Statement on Schedule 14A (filed on October 17, 2011);
•	Our Quarterly Report on Form 10-Q for the three months ended September 30, 2011 (filed on November 8, 2011);
•	Our Quarterly Report on Form 10-Q for the three and six months ended December 31, 2011 (filed on February 9, 2012);
•	Our Quarterly Report on Form 10-Q for the three and nine months ended March 31, 2012 (filed on May 9, 2012); and
•	Our Current Reports on Form 8-K filed on February 22, 2012 and March 30, 2012.

The information incorporated by reference contains important information about us and our financial condition, and is considered to be part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Paramount Gold and Silver Corp.
665 Anderson Street
Winnemucca, NV 89445
Telephone: (775) 625-3600
Attn: Investor Relations

INDEX TO FINANCIAL STATEMENTS

PARAMOUNT GOLD AND SILVER CORP.

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Index to Consolidated Financial Statements

(Audited)

Year ended June 30, 2011, 2010 and 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Paramount Gold and Silver Corp. (An Exploration Stage Corporation):

We have audited the accompanying consolidated balance sheets of Paramount Gold and Silver Corp. (the "Company") as of June 30, 2011 and 2010, and the related consolidated statements of loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2011 and from the date of inception (March 29, 2005) through June 30, 2011. We also have audited the Company's internal control over financial reporting as of June 30, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and financial statement schedule and an opinion on the Company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

ACCOUNTING › CONSULTING › TAX 2300, 1055 DUNSMUIR STREET, BOX 49148, VANCOUVER, BC V7X 1J1 1.877.688.8408 P: 604.685.8408 F: 604.685.8594 mnp.ca

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at June 30, 2011 and 2010 and the results of its operations and its cash flows for each of the years in the three year period ended June 30, 2011 and from the date of inception (March 29, 2005) through June 30, 2011 in conformity with generally accepted accounting principles in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of June 30, 2010, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

MNP LLP

Vancouver, BC

September 6, 2011

ACCOUNTING › CONSULTING › TAX 2300, 1055 DUNSMUIR STREET, BOX 49148, VANCOUVER, BC V7X 1J1 1.877.688.8408 P: 604.685.8408 F: 604.685.8594 mnp.ca

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Consolidated Balance Sheets (Audited)
As at June 30, 2011 and June 30, 2010
(Expressed in United States dollars, unless otherwise stated)

	As at June 30, 2011	As at June 30, 2010
Assets

Current Assets
Cash and cash equivalents	$14,689,241	$21,380,505
Amounts receivable	1,625,724	1,511,619
Equity conversion right	-	516,545
Loan advance	-	243,495
Prepaid and deposits	34,252	45,368
Prepaid insurance, current portion (Note 11)	245,215	-
Marketable securities (Note 9)	319,219	-
Total Current Assets	16,913,651	23,697,532
Non-Current Assets
Mineral properties (Note 7)	49,515,859	22,111,203
Fixed assets (Note 8)	487,740	519,446
Prepaid insurance, non current portion (Note 11)	613,035	-
Reclamation bond (Note 11)	2,765,742	-
Total Non-Current Assets	53,382,376	22,630,649

Total Assets	$70,296,027	$46,328,181

Liabilities and Shareholder’s Equity

Liabilities

Current Liabilities
Accounts payable	$769,172	$430,323
Warrant liability (Note 2)	16,914,660	5,979,767
Total Current Liabilities	17,683,832	6,410,090
Non-Current Liabilities
Reclamation and environmental obligation (Note 11)	1,143,892	-
Total Non-Current Liabilities	1,143,892	-
Shareholder’s Equity
Capital stock (Note 5)	136,249	110,069
Additional paid in capital	129,664,660	90,613,573
Contributed surplus	11,287,242	10,825,222
Deficit accumulated during the exploration stage	(89,637,633)	(61,187,098)
Accumulated other comprehensive income	17,785	(443,675)
Total Shareholder's Equity	51,468,303	39,918,091

Total Liabilities and Shareholder's Equity	$70,296,027	$46,328,181

Subsequent Events (Note 14)

The accompanying notes are an integral part of the consolidated financial statements

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Consolidated Statements of Operations (Audited)
As at June 30, 2011, June 30, 2010 and June 30, 2009
(Expressed in United States dollars, unless otherwise stated)

	For the Year	For the Year	For the Year	Cumulative Since
	Ended June 30,	Ended June 30,	Ended June 30,	Inception to June 30,
	2011	2010	2009	2011

Revenue
Interest Income	$118,870	$35,853	$249,082	$1,136,832
Other Income	180,833	-	-	180,833
Total Revenue	299,703	35,853	249,082	1,317,665

Expenses:
Incorporation Costs	-	-	-	1,773
Exploration	7,984,774	6,043,791	2,372,621	31,782,037
Professional Fees	1,280,869	931,404	1,244,792	7,505,923
Directors Compensation (Note 6)	813,154	141,224	-	954,378
Travel & Lodging	212,999	192,642	228,920	1,262,247
Corporate Communications	260,309	332,139	803,186	3,377,407
Consulting Fees	464,790	418,437	1,561,084	14,269,610
Office & Administration	333,789	429,149	960,700	2,689,622
Interest & Service Charges	12,643	57,644	18,987	109,485
Loss on Disposal of Fixed Assets	-	-	44,669	44,669
Insurance	317,457	47,804	76,705	593,329
Depreciation	73,299	66,367	99,010	369,578
Accretion	119,884	-	-	119,884
Miscellaneous	-	18,124	91,592	203,097
Financing & Listing Fees	-	-	(12,005)	(22,024)
Acquisition Expenses	262,764	1,242,569	-	1,505,334
Income and other taxes	13,015	51,732	-	64,747
Write Down of Mineral Property	10,000	275,000	-	1,756,049
Total Expense	12,159,746	10,248,026	7,490,261	66,587,145
Net Loss before other items	11,860,043	10,212,173	7,241,179	65,269,480

Other items
Change in fair value of Equity Conversion Right	169,081	821,155	-	990,236
Change in fair value of Warrant Liability	16,421,412	(5,681,370)	-	23,377,917
Net Loss	$28,450,536	$5,351,958	$7,241,179	$89,637,633

Other comprehensive loss
Foreign Currency Translation Adjustment	(492,405)	156,483	267,215	(48,730)
Unrealized loss on Available For Sale Securities	30,945	-	-	30,945
Total Comprehensive Loss for the Period	$27,989,076	$5,508,441	$7,508,394	$89,619,848

Loss per Common share
Basic	$0.21	$0.06	$0.12
Diluted	$0.21	$0.06	$0.11

Weighted Average Number of Common
Shares Used in Per Share Calculations
Basic	130,677,585	98,617,938	62,941,467
Diluted	130,677,585	98,617,938	65,433,659

The accompanying notes are an integral part of the consolidated financial statements

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Consolidated Statements of Cash Flow (Audited)
As at June 30, 2011, June 30, 2010 and June 30, 2009
(Expressed in United States dollars, unless otherwise stated)

	For the Year Ended June 30, 2011	For the Year Ended June 30, 2010	For the Year Ended June 30, 2009	Cumulative Since Inception to June 30, 2011

Net Loss	$(28,450,535)	$(5,351,958)	$(7,241,179)	$(89,637,633)
Adjustment for:
Depreciation	73,299	66,367	99,010	369,578
Loss on disposal of assets	-	-	44,669	44,669
Stock based compensation	1,200,875	309,840	1,733,052	17,658,399
Accrued interest	-	-	(58,875)	(58,875)
Write-down of mineral properties	10,000	275,000	-	1,756,049
Accretion expense	119,884	-	-	119,884
Change in reclamation	63,592	-	-	63,592
Insurance expense	182,235	-	-	182,235
Other non cash transactions	(899)	-	-	(899)
Change in fair value of equity conversion right	169,081	821,155	-	990,236
Change in fair value of warrant liability	16,421,412	(5,681,370)	-	23,377,917
(Increase) Decrease in accounts receivable	(30,679)	(1,290,352)	1,163,225	(1,542,298)
(Increase) Decrease in prepaid expenses	11,116	37,215	296,765	(34,252)
Increase (Decrease) in accounts payable	(1,544,935)	46,878	(1,331,175)	(1,114,611)
Cash used in operating activities	$(11,775,554)	$(10,767,225)	$(5,294,508)	$(47,826,009)

Purchase of GIC receivable	-	1,063,772	-	58,875
Notes receivable issued	243,495	(152,130)	800,000	21,365
Purchase of Equity conversion right	-	(1,337,700)	-	(1,337,700)
Purchase of Mineral Properties	(191,061)	(3,574,252)	(469,754)	(7,109,870)
Cash acquired on acquisition of X-Cal	843,101	-	-	843,101
Purchase of Equipment	(10,989)	(64,955)	(340,000)	(901,862)
Cash provided by (used in) investing activities	$884,546	$(4,065,265)	$(9,754)	$(8,426,091)

Demand notes payable issued	-	-	-	105,580
Issuance of capital Stock	3,707,339	29,328,480	9,399,256	70,831,979
Cash provided by financing activities	$3,707,339	$29,328,480	$9,399,256	$70,937,559

Effect of exchange rate changes on cash	492,405	(156,484)	(253,843)	3,782

Change in cash during period	(6,691,264)	14,339,506	3,841,151	14,689,241

Cash at beginning of period	21,380,505	7,040,999	3,199,848	-
Cash at end of period	$14,689,241	$21,380,505	$7,040,999	$14,689,241

Supplemental Cash Flow Disclosure
Interest Received	$118,870	$35,853	$-
Cash	$3,680,403	$2,723,992	$180,225
Short-term investments	$11,008,837	$18,656,513	$6,887,139

The accompanying notes are an integral part of the consolidated financial statements

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Consolidated Statements of Stockholder’s Equity (Audited)
As at June 30, 2011, June 30, 2010 and June 30, 2009
(Expressed in United States dollars, unless otherwise stated)

	Shares	Par Value	Capital in Excess of Par Value	Deficit	Contributed Surplus	Accumulated Other Comprehensive Income (Loss)	Total Stockholders Equity
Balance at inception	—	$—	$—	$—	$—	$—	$—
Capital issued for financing	104,825,287	104,826	20,277,171	—	—	—	20,381,997
Capital issued for services	4,157,500	4,157	9,477,295	—	—	—	9,481,452
Capital issued for mineral properties	1,178,519	1,179	2,682,617	—	—	—	2,683,796
Capital issued on settlement of notes payable	39,691	39	105,541	—	—	—	105,580
Returned to treasury	(61,660,000)	(61,660)	61,660	—	—	—	—
Fair Value of warrants	—	—	—	—	8,460,682	—	8,460,682
Stock based compensation	—	—	—	—	5,080,263	—	5,080,263
Foreign currency translation	—	—	—	—	—	(19,977)	(19,977)
Net Income (loss)	—	—	—	(35,956,085)	—	—	(35,956,085)
Balance at June 30, 2008	48,540,997	$48,541	$32,604,284	$(35,956,085)	$13,540,945	$(19,977)	$10,217,708
Capital issued for financing	16,707,791	16,707	5,828,684	—	—	—	5,845,391
Capital issued for services	1,184,804	1,185	683,437	—	—	—	684,622
Capital issued from stock options and warrants exercised	384,627	385	249,623	—	(237,008)	—	13,000
Capital issued for mineral properties	16,200,000	16,200	13,140,250	—	—	—	13,156,450
Stock based compensation	—	—	—	—	3,612,864	—	3,612,864
Transition Adjustment (Note 2)	—	—	—	—	1,052,709	—	1,052,709
Foreign currency translation	—	—	—	—	—	(267,215)	(267,215)
Net Income (loss)	—	—	—	(7,241,179)	—	—	(7,241,179)
Balance at June 30, 2009	83,018,219	$83,018	$52,506,278	$(43,197,264)	$17,969,510	$(287,192)	$27,074,350
Capital issued for financing	18,400,000	18,400	21,371,043	—	—	—	21,389,443
Capital issued from stock options and warrants exercised	8,351,360	8,351	16,361,552	—	(3,841,264)	—	12,528,639
Capital issued for mineral properties	300,000	300	374,700	—	—	—	375,000
Stock based compensation	—	—	—	—	309,840	—	309,840
Transition Adjustment (Note 2)	—	—	—	(12,637,875)	(3,612,864)	—	(16,250,739)
Foreign currency translation	—	—	—	—	—	(156,483)	(156,483)
Net Income (loss)	—	—	—	(5,351,958)	—	—	(5,351,958)
Balance at June 30, 2010	110,069,579	$110,069	$90,613,573	$(61,187,098)	$10,825,222	$(443,675)	$39,918,091
Capital issued for financing	19,395	19	23,970	—	—	—	23,989
Capital issued from stock options and warrants exercised	4,153,085	4,154	10,219,361	—	(1,053,645)	—	9,169,870
Capital issued for acquisition	22,007,453	22,007	28,807,756	—	314,790	—	29,144,553
Stock based compensation	—	—	—	—	1,200,875	—	1,200,875
Foreign currency translation	—	—	—	—	—	492,405	492,405
Unrealized loss on available for sale securities	—	—	—	—	—	(30,945)	(30,945)
Net Income (loss)	—	—	—	(28,450,535)	—	—	(28,450,535)
Balance at June 30, 2011	136,249,512	$136,249	$129,664,660	$(89,637,633)	$11,287,242	$17,785	$51,468,303

The accompanying notes are an integral part of the consolidated financial statements

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated financial statements
(Audited)
For the Year Ended June 30, 2011
(Expressed in United States dollars, unless otherwise stated)

1.	Organization and Business Activity:

Paramount Gold and Silver Corp. (‘the Company’), incorporated under the General Corporation Law of the State of Delaware, is a natural resource company engaged in the acquisition, exploration and development of gold, silver and precious metal properties. The Company’s wholly owned subsidiaries include Paramount Gold de Mexico S.A. de C.V., Magnetic Resources Ltd, Minera Gama SA de CV, Compania Minera Paramount SAC and X-Cal Resources Ltd. The Company is an exploration stage company in the process of exploring its mineral properties, and has not yet determined whether these properties contain reserves that are economically recoverable.

2.	Principal Accounting Policies:

Basis of Presentation

The consolidated financial statements are prepared by management in accordance with U.S generally accepted accounting principles (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

All highly liquid investments with maturities of three months or less at the date of purchase are classified as cash and cash equivalents.

Marketable Securities

The Company classifies its marketable securities as available-for-sale securities. The securities are measured at fair market value in the financial statements with unrealized gains or losses recorded in other comprehensive income. At the time securities are sold, gains or losses are included in net income.

Fair Value Measurements

The Company has adopted FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. The company applies fair value accounting for all financial assets and liabilities and non – financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Company has adopted FASB ASC 825, Financial Instruments, which allows companies to choose to measure eligible financial instruments and certain other items at fair value that are not required to be measured at fair value. The Company has not elected the fair value option for any eligible financial instruments.

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated financial statements (Continued)
(Audited)
For the Year Ended June 30, 2011
(Expressed in United States dollars, unless otherwise stated)

2.	Principal Accounting Policies (Continued):

Stock Based Compensation

The Company has adopted the provisions of FASB ASC 718, “Stock Compensation” (“ASC 718”), which establishes accounting for equity instruments exchanged for employee services. Under the provisions of ASC 718, stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employees’ requisite service period (generally the vesting period of the equity grant).

Comprehensive Income

FASB ASC 220“Reporting Comprehensive Income” establishes standards for the reporting and display of comprehensive income and its components in the financial statements.

Long Term Assets

Mineral Properties

Mineral property acquisition costs are capitalized when incurred and will be amortized using the units –of – production method over the estimated life of the reserve following the commencement of production. If a mineral property is subsequently abandoned or impaired, any capitalized costs will be expensed in the period of abandonment or impairment.

Acquisition costs include cash consideration and the fair market value of shares issued on the acquisition of mineral properties.

Exploration Costs

Exploration costs, which include maintenance, development and exploration of mineral claims, are expensed as incurred. When it is determined that a mineral deposit can be economically developed as a result of establishing proven and probable reserves, the costs incurred after such determination will be capitalized and amortized over their useful lives. To date, the Company has not established the commercial feasibility of its exploration prospects; therefore, all exploration costs are being expensed.

Fixed Assets

Equipment is recorded at cost less accumulated depreciation. All equipment is amortized over its estimated useful life at the following annual rates, with half the rate being applied in the period of acquisition:

Computer equipment	30% declining balance
Equipment	20% declining balance
Furniture and fixtures	20% declining balance
Exploration equipment	20% declining balance

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated financial statements (Continued)
(Audited)
For the Year Ended June 30, 2011
(Expressed in United States dollars, unless otherwise stated)

2.	Principal Accounting Policies (Continued):

Income Taxes

Income taxes are determined using assets and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted FASB ASC 740 as of its inception. Pursuant to FASB ASC 740 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future periods; and accordingly is offset by a valuation allowance. FIN No.48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken into in tax returns.

To the extent interest and penalties may be assessed by taxing authorities on any underpayment of income tax, such amounts would be accrued and classified as a component of income tax expense in our Consolidated Statements of Operations. The Company elected this accounting policy, which is a continuation of our historical policy, in connection with our adoption of FIN 48.

Foreign Currency Translation

The parent company’s functional currency is the United States dollar. The consolidated financial statements of the Company are translated to United States dollars in accordance with FASB ASC 830 “Foreign Currency Translation” (“ASC 830”). Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the consolidated balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Mexican pesos and Canadian Dollars. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

The functional currencies of the Company’s wholly-owned subsidiaries are the U.S. Dollar and the Canadian Dollar. The financial statements of the subsidiaries are translated to United States dollars in accordance with ASC 830 using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity. Foreign currency transaction gains and losses are included in the statement of operations.

Asset Retirement Obligation

The Company has adopted ASC 410-20 “Accounting for Asset Retirement Obligations”, which requires that an asset retirement obligation (“ARO”) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized ARO, is depleted such that the cost of the ARO is recognized over the useful life of the asset. The ARO is recorded at fair value, and accretion expense is recognizable over time as the discounted liability is accreted to its expected settlement value. The fair value of the ARO is measured using expected future cash flows, discounted at the Company’s credit-adjusted-risk-free interest rate.

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated financial statements (Continued)
(Audited)
For the Year Ended June 30, 2011
(Expressed in United States dollars, unless otherwise stated)

2.	Principal Accounting Policies (Continued):

Environmental Protection and Reclamation Costs

The operations of the Company have been, and may in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restoration costs. Both the likelihood of new regulations and their overall effect upon the Company may vary from region to region and are not predictable.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits.

Loss per Share

The Company computes net income (loss) per share in accordance with FASB ASC 260, “Earnings per Share”. FASB ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS give effect to all dilutive potential common shares outstanding during the period using the treasury stock method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Concentration of Credit and Foreign Exchange Rate Risk

Financial instruments that potentially subject the Company to credit and foreign exchange risk consist principally of cash, deposited with a high quality credit institution, amounts receivable, mainly representing value added tax recoverable from a foreign government and marketable securities. Management does not believe that the Company is subject to significant credit or foreign exchange risk from these financial instruments.

Fair Value Measurements

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization with the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2
Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3	Inputs that are both significant to the fair value measurement and unobservable.

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated financial statements (Continued)
(Audited)
For the Year Ended June 30, 2011
(Expressed in United States dollars, unless otherwise stated)

2.	Principal Accounting Policies (Continued):

Fair Value Measurements (Continued):
The following table sets forth the Company’s financial assets and liabilities measured at fair value by level within the fair value hierarchy.

		Fair Value at June 30, 2011			June 30, 2010
Assets	Total	Level 1	Level 2	Level 3	Total
	$	$	$	$	$
Cash equivalents	14,689,241	14,689,241	-	-	21,380,505
Accounts receivable	1,625,724	1,625,724	-	-	1,511,619
Loan advance	-	-	-	-	243,495
Equity conversion right	-	-	-	-	516,545
Marketable securities	319,219	319,219	-	-	-
Liabilities
Warrant liability	16,914,660	-	-	16,914,660	5,979,767

The Company’s cash equivalents and GIC are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The cash equivalents that are valued based on quoted market prices in active markets are primarily comprised of commercial paper, short-term certificates of deposit and U.S. Treasury securities. The accounts receivable represent amounts due from a national government regarding refund of taxes.

The Equity Conversion Right was accounted for as an asset and is classified within Level 1 because the underlying security has a published and observable market. The Company uses the published closing stock price of the underlying security at the end of the financial reporting period to determine the fair value of the asset. The change in fair value has been recorded in the statement of operations as a loss (gain). During the year ended June 30, 2011, the company exercised its conversion right and received common shares in the underlying company.

The changes in fair value of the Equity Conversion Right during the year ended June 30, 2011 was as follows:

Balance at June 30, 2010	$516,545
Loss in fair value recorded in earnings	(169,081)
Value of right at conversion	(347,464)
Balance at June 30, 2011	$-

The estimated fair value of warrants and options accounted for as liabilities was determined on the date of closing and marked to market at each financial reporting period. The change in fair value of the warrants is recorded in the statement of operations as a gain (loss) and is estimated using the Black-Scholes option-pricing model with the following inputs:

June 30, 2011
Risk free interest rate	0.19%
Expected life of warrants and options	1-2 years
Expected stock price volatility	72%
Expected dividend yield	0%

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated financial statements (Continued)
(Audited)
For the Year Ended June 30, 2011
(Expressed in United States dollars, unless otherwise stated)

2.	Principal Accounting Policies (Continued):

The changes in fair value of the warrants during the year ended June 30, 2011were as follows:

Balance at July 1, 2010	$5,979,767
Issuance of warrants and options	-
Change in fair value recorded in earnings	16,421,412
Transferred to equity upon exercise	(5,486,519)
Balance at June 30, 2011	$16,914,660

The Company applies ASC 820-10-65 to determine fair value measurements for assets or liabilities when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. The adoption of FASB ASC 820-10-65 had no impact on the company‘s consolidated operating results, financial position, or cash flows.

Derivatives

The Company accounts for its derivative instruments not indexed to our stock as either assets or liabilities and carries them at fair value. Derivatives that are not defined as hedges must be adjusted to fair value through earnings.

Warrants and options issued in prior periods with exercise prices denominated in Canadian dollars are no longer considered indexed to our stock, as their exercise price is not in the Company’s functional currency of the US dollar, and therefore no longer qualify for the scope exception and must be accounted for as a derivative. These warrants and options are reclassified as liabilities under the caption “Warrant liability” and recorded at estimated fair value at each reporting date, computed using the Black-Scholes valuation method. Changes in the liability from period to period are recorded in the Statements of Operations under the caption “Change in fair value of warrant liability.” On July 1, 2010, the Company recorded a cumulative effect adjustment based on the grant date fair value of warrants issued during the year ended June 30, 2009 that were outstanding at July 1, 2009 and the change in fair value of the warrant liability from the issuance date through to July 1, 2009.

The Company elected to record the change in fair value of the warrant liability as a component of other income and expense on the statement of operations as we believe the amounts recorded relate to financing activities and not as a result of our operations.

The Company recorded the following cumulative effect of change in accounting principal pursuant to its adoption of the amendment as of July 1, 2009:

	Contributed surplus	Warrant liability	Accumulated deficit
Grant date fair value of previously issued warrants outstanding as of July 1, 2009	3,612,865	(3,612,865)	—
Change in fair value of previously issued warrants outstanding as of July 1, 2009	—	(12,637,875)	12,637,875
Cumulative effect of change in accounting principal	3,612,865	(16,250,740)	12,637,875

In addition, a gain related to the change in fair value of the warrant liability of $5,681,370 was recorded on the Consolidated Statements of Operations for the year ended June 30, 2010 and a loss of $16,421,412 for the year ending June 30, 2011.

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated financial statements (Continued)
(Audited)
For the Year Ended June 30, 2011
(Expressed in United States dollars, unless otherwise stated)

2.	Principal Accounting Policies (Continued):

Business Combinations

In December 2007, the FASB issued FASB ASC 805 (revised 2007), “Business Combinations” (“ASC 805”). ASC 805 significantly changes the accounting for business combinations in a number of areas including the treatment of contingent consideration, pre acquisition contingencies, transaction costs, in-process research and development, and restructuring costs. In addition, under ASC 805, changes in an acquired entity's deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense. ASC 805 is effective for fiscal periods beginning after December 15, 2008. The Company has adopted ASC 805 on July 1, 2009. This standard will change the accounting treatment for business combinations on a prospective basis.

In December 2007, the FASB issued ASC 810, “No controlling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51” (“ASC 810”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non controlling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. ASC 810 is effective for fiscal periods beginning after December 15, 2008. The Company has adopted ASC 810 on July 1, 2009. Adoption of this standard did not have a material impact on the Company’s financial position, results of operations, or cash flows.

Accounting Standards Codification

In July 2009, the FASB issued ASC 105-20-05, "FASB Accounting Standards Codification" ("ASC 105-10-05"), as the single source of authoritative nongovernmental U.S. generally accepted accounting principles (GAAP). The Codification is effective for interim and annual periods ending after September 15, 2009. All existing accounting standards are superseded as described in ASC 105- 10-05. All other accounting literature not included in the Codification is non-authoritative.

Financial Guarantee Insurance Contracts

In May 2008, the FASB issued ASC 460, "Accounting for Financial Guarantee Insurance Contracts - an interpretation of FASB Statement No. 60." ASC 460 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement also clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. Those clarifications will increase comparability in financial reporting of financial guarantee insurance contracts by insurance enterprises. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of the Statement will improve the quality of information provided to users of financial statements. ASC 460 will be effective for financial statements issued for fiscal years beginning after December 15, 2008. Adoption of this standard did not have an impact on the Company’s results of operations, financial position, or cash flows.

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated financial statements (Continued)
(Audited)
For the Year Ended June 30, 2011
(Expressed in United States dollars, unless otherwise stated)

2.	Principal Accounting Policies (Continued):

Subsequent Events

The Company discloses the date through which it has evaluated subsequent events. Subsequent events are evaluated through the date the financial statements are issued.

Convertible Debt Instruments

In May 2008, the FASB issued FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP 14-1”). FSP 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under FASB Statement No. 133. Convertible debt instruments within the scope of FSP 14-1 are not addressed by the existing APB 14. FSP 14-1 would require that the liability and equity components of convertible debt instruments within the scope of FSP 14-1 be separately accounted for in a manner that reflects the entity’s nonconvertible debt borrowing rate. This will require an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component would be reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. FSP APB 14-1 is effective for the Company’s fiscal year beginning July 1, 2009 and will be applied retrospectively to all periods presented. Adoption of this standard is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

3.	Recent Accounting Pronouncements Adopted:

i)	ASC 860

In June 2009, the FASB issued ASC 860, ―Accounting for Transfers of Financial Assets—an amendment of FASB Statement‖ (―ASC 860‖). ASC 860 is intended to establish standards of financial reporting for the transfer of assets to improve the relevance, representational faithfulness, and comparability. ASC 860 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2009. The Company will adopt ASC 860 on July 1, 2010. The Company has determined that the adoption of ASC 860 will have no impact on its consolidated financial statements.

ii)	ASC 810

In June 2009, the FASB issued ASC 810, ―Amendments to FASB Interpretation No. 46(R)‖ (―ASC 810‖). ASC 810 eliminates the exception to consolidate a qualifying special-purpose entity, changes the approach to determining the primary beneficiary of a variable interest entity, and requires companies to more frequently re-assess whether they must consolidate variable interest entities. Under the new guidance, the primary beneficiary of a variable interest entity is identified qualitatively as the enterprise that has both (a) the power to direct the activities of a variable interest entity that most significantly impact the entity‘s economic performance, and (b) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. ASC 810 becomes effective for the Company‘s fiscal 2011 year-end and interim reporting periods thereafter. The Company does not expect ASC 810 to have a material impact on its financial statements.

iii)	ASU 2010-29

In December 2010, the Financial Accounting Standards Board (FASB) issued additional Accounting Standards Update (ASU) 2010-29 on interim and annual disclosure of pro forma financial information related to business combinations. The new guidance clarifies the acquisition date that should be used for reporting the pro forma financial information in which comparative financial statements are presented. It is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010.

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated financial statements (Continued)
(Audited)
For the Year Ended June 30, 2011
(Expressed in United States dollars, unless otherwise stated)

iv)	ASU 2011-6

In January 2010, the FASB issued guidance regarding fair value: 1) adding new requirements for disclosures about transfers into and out of Levels 1 and 2 measurements and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements, and 2) clarifying existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The guidance also required that disclosures about postretirement benefit plan assets be provided by classes of assets instead of by major categories of assets. The guidance is effective for the first reporting period beginning after December 15, 2009, except for the requirement to provide Level 3 activity, which was effective for fiscal years beginning after December 15, 2010. The Company has adopted this guidance, which did not have any effect on its results of operations, financial position and cash flows.

4.	Non-Cash Transactions:

During the years ended June 30, 2011, 2010 and 2009, the Company entered into certain non-cash activities as follows:

	2011	2010	2009
Operating and Financing Activities
From issuance of shares for consulting and geological services	$-	$-	$684,617
From issuance of shares for acquisitions	$28,829,763	$-	$-
From issuance of shares for cashless exercise of options	$1,016,273	$1,596,896	$237,008
From issuance of shares for mineral property	$-	$375,000	$13,228,450

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated financial statements (Continued)
(Audited)
For the Year Ended June 30, 2011
(Expressed in United States dollars, unless otherwise stated)

5.	Capital Stock:

a)	Share issuances

Authorized capital stock consists of 200,000,000 common shares with par value of $0.001 each.

During year ended June 30, 2011, the Company issued a total of 26,179,931 common shares which are summarized as follows:

	Common Shares
	2011	2010	2009
Financing	19,395	18,400,000	16,707,791
For acquisition of companies	22,007,453	-	-
Acquisition of mineral properties	-	300,000	16,200,000
For exercise of warrants and options	4,153,083	8,351,360	-
For services	-	-	1,184,804
	26,179,931	27,051,360	34,092,595

During the three month period ended June 30, 2011, the Company issued 47,500 shares for the exercise of options at $1.68 to $2.94. The Company completed a financing during the quarter ending June 30, 2011 and issued 19,395 common shares at $3.61 per share.

During the three month period ended March 31, 2011, the Company issued 840,000 shares for the exercise of warrants at $1.05 CAD per share and 1,723,643 shares for the exercise of options at $0.65 to $2.94.

During the three month period ended December 31, 2010, the Company issued 1,300,000 shares for the exercise of warrants at $1.05 CAD per share and 71,250 shares for the exercise of options at $0.84 to $1.68.

During the three month period ended September 30, 2010, the Company issued 22,007,453 shares in exchange for all the outstanding and issued shares of X-Cal Resources Ltd. The Company also issued 170,690 common shares pursuant to the cashless exercise of 300,000 options at an exercise price of $0.65.

b)	Warrants:

The following share purchase warrants were outstanding at June 30, 2011:

	Exercise price in CAD	Exercise price in USD at June 30, 2011	Number of warrants	Remaining contractual life (years)
Warrants *	$1.05	$1.09	7,700,000	1.72
Outstanding and exercisable at June 30, 2011			7,700,000
* Strike price of warrant contract in Canadian dollars. At June 30, 2011 $1.00 CAD = $1.04 USD.

	June 30, 2011	June 30, 2010
Risk free interest rate	0.19%	0.61%
Expected life of warrants	1 year	1-2 years
Expected stock price volatility	72%	85%
Expected dividend yield	0%	0%

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated financial statements (Continued)
(Audited)
For the Year Ended June 30, 2011
(Expressed in United States dollars, unless otherwise stated)

5.	Capital Stock (Continued):

c)	Stock options:

On August 23, 2007, the board and stockholders approved the 2007/2008 Stock Incentive & Compensation Plan thereby reserving an additional 4,000,000 common shares for issuance to employees, directors and consultants.

On February 24, 2009 the stockholders approved the 2008/2009 Stock Incentive & Equity Compensation Plan thereby reserving an additional 3,000,000 common shares for future issuance. The stockholders also approved the re-pricing of the exercise price of all outstanding stock options to $0.65 per share.

Stock Based Compensation

The Company uses the Black-Scholes option valuation model to value stock options granted. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The model requires management to make estimates which are subjective and may not be representative of actual results. Changes in assumptions can materially affect estimates of fair values. For purposes of the calculation, the following assumptions were used:

	June 30, 2011	June 30, 2010
Risk free interest rate	0.43%	.046% - 1.64%
Expected dividend yield	0%	0%
Expected stock price volatility	62%-87%	87%-120%
Expected life of options	2 years	3 years

Changes in the Company’s stock options for the year ended June 30, 2011are summarized below:

Options	Number	Weighted Avg. Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance, beginning of period	2,785,000	$0.91	2.4	1,261,750

Issued	1,999,375	2.09
Cancelled / Expired	(200,000)	1.75
Exercised	(2,423,255)	1.08

Outstanding at June 30, 2011	2,161,120	1.74	2.08	3,280,911
Exercisable at June 30, 2011	1,931,121	1.62	1.88	3,161,312

At June 30, 2011, there were 2,161,120 options outstanding. Options outstanding above that have not been vested at period end are 229,999 which have a maximum service term of 1- 4 years. The vesting of these options is dependent on market conditions which have yet to be met.

For the year ended June 30, 2011 the Company recognized stock based compensation expense in the amount of $1,200,875 (2010 - $309,840, 2009 - $1,733,052)

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated financial statements (Continued)
(Audited)
For the Year Ended June 30, 2011
(Expressed in United States dollars, unless otherwise stated)

6.	Related Party Transactions:

During the year ended June 30, 2011, directors received cash payments in the amount of $215,000 (2010 -$144,758, 2009 - $289,756) for their services as directors or members of committees of the Company’s Board. During the year ended June 30, 2011, the Company also recorded a non-cash transaction to recognize stock based compensation for directors in the amount of $598,153 (2010 -$nil, 2009 -$nil)

During the year ended June 30, 2011 the Company made payments of $96,080 (2010 - $91,469, 2009 -$87,885) pursuant to a premises lease agreement to a corporation in which the CEO is a shareholder.

All transactions with related parties are made in the normal course of operations and measured at exchange value.

7.	Mineral Properties:

The Company has capitalized acquisition costs on mineral properties as follows:

	June 30, 2011	June 30, 2010
Iris Royalty	50,000	50,000
Morelos	100,000	100,000
San Miguel Project	21,992,263	21,951,203
Sleeper	24,827,490	-
Mill Creek	2,096,616	-
Spring Valley	385,429	-
Reese River	64,061	-
Peru	-	10,000
	$49,515,859	$22,111,203

For the year ended June 30, 2011, the Company made a payment of $150,000 towards a previously purchased mineral claim that is part of the Sleeper Gold project. The Company has one payment remaining due December 7, 2011 for $100,000.

8.	Fixed Assets:

		Accumulated	Net Book Value
	Cost	Amortization	2011	2010
Property and Equipment	$807,933	$320,193	$487,740	$519,446

During the year ended June 30, 2011, total additions to property, plant and equipment were $60,404 (2010- $64,956) and total disposals of property, plant and equipment were $18,811(2010- $nil). During the year ended June 30, 2011 the Company recorded depreciation of $73,299 (2010-$66,368).

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated financial statements (Continued)
(Audited)
For the Year Ended June 30, 2011
(Expressed in United States dollars, unless otherwise stated)

9.	Marketable Securities and Investments:

Changes to the Company’s marketable securities for the year ending June 30, 2011 are as follow:

Balance at June 30, 2010	$	−
Acquisitions		350,164
Unrealized losses		(30,945)
Balance at June 30, 2011		$319,219

Pan American Goldfields Ltd.

The Company holds 250,000 shares of common stock of Pan American Goldfields Ltd. (Formerly Mexoro Minerals Ltd.) It has not recorded these shares in its financial statements because the shares as of the date of this report were restricted from sale and the Company cannot determine if there is any net realizable value until the shares have been liquidated.

Garibaldi Resources Corp.

For the year ended June 30, 2011, the Company sold 400,000 shares of common stock of Garibaldi Resources Corp for net proceeds of $154,590. It recorded the gain as other income in its Consolidated Statements of Operations.

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated financial statements (Continued)
(Audited)
For the Year Ended June 30, 2011
(Expressed in United States dollars, unless otherwise stated)

10.	Segmented Information:

Segmented information has been compiled based on the geographic regions in which the Company has acquired mineral properties and performs exploration activities.

Loss for the period by geographical segment for the year ended June 30, 2011:

	United States	Mexico / Latin America	Total
Interest income	$81,265	$37,605	$118,870
Other income	178,230	2,603	180,833
Total income	$259,495	$40,208	$299,703

Expenses:
Exploration	4,516,970	3,467,805	7,984,775
Professional fees	1,280,869	-	1,280,869
Directors compensation	813,154	-	813,154
Travel and lodging	212,999	-	212,999
Corporate communications	260,309	-	260,309
Consulting fees	464,790	-	464,790
Office and administration	297,702	36,086	333,788
Interest and service charges	9,586	3,057	12,643
Insurance	317,457	-	317,457
Amortization	20,161	53,138	73,299
Accretion	119,884	-	119,884
Acquisition Expenses	262,764	-	262,764
Write off of mineral property	-	10,000	10,000
Income and other taxes	13,015	-	13,015
Total Expenses	8,589,660	3,570,086	12,159,746
Net loss before other items	$8,330,165	$3,529,878	$11,860,043

Other item
Change in fair value of Equity Conversion Right	169,081	-	169,081
Change in fair value of warrant liability	16,421,412	-	16,421,412
Net Loss	$24,920,658	$3,529,878	$28,450,536

Other comprehensive loss
Foreign Currency Translation Adjustment	(492,405)	-	(492,405)
Unrealized loss on available for sale securities	30,945	-	30,945
Total Comprehensive Loss for the Period	$24,459,198	$3,529,878	$27,989,076

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated financial statements (Continued)
(Audited)
For the Year Ended June 30, 2011
(Expressed in United States dollars, unless otherwise stated)

10.	Segmented Information (Continued):

Loss for the period by geographical segment for the year ended June 30, 2010:

	United States	Mexico / Latin America	Total
Interest income	$35,779	$74	$35,853
Other income	-	-	-
Total income	$35,779	$74	$35,853

Expenses:
Exploration	640,045	5,403,746	6,043,791
Professional fees	930,926	478	931,404
Directors compensation	141,224	-	141,224
Travel and lodging	192,642	-	192,642
Corporate communications	332,139	-	332,139
Consulting fees	418,437	-	418,437
Office and administration	310,371	118,778	429,149
Interest and service charges	53,818	3,826	57,644
Insurance	47,804	-	47,804
Amortization	18,661	47,706	66,367
Acquisition Expenses	1,242,569	-	1,242,569
Miscellaneous	18,124	-	18,124
Write off of mineral property	275,000	-	275,000
Income and other taxes	51,732	-	51,732
Total Expenses	4,673,492	5,574,534	10,248,026
Net loss before other items	$4,637,713	$5,574,460	$10,212,173

Other item
Change in fair value of Equity Conversion Right	821,155	-	821,155
Change in fair value of warrant liability	(5,681,370)	-	(5,681,370)
Net Loss	$(222,502)	$5,574,460	$5,351,958

Other comprehensive loss
Foreign Currency Translation Adjustment	156,483	-	156,483
Total Comprehensive Loss for the Period	$(66,019)	$5,574,460	$5,508,441

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated financial statements (Continued)
(Audited)
For the Year Ended June 30, 2011
(Expressed in United States dollars, unless otherwise stated)

10.	Segmented Information (Continued):

Loss for the period by geographical segment for the year ended June 30, 2009:

	United States	Mexico / Latin America	Total
Interest income	$194,636	$54,446	$249,082
Other income	-	-	-
Total income	$194,636	$54,446	$249,082

Expenses:
Exploration	960,547	1,412,074	2,372,621
Professional fees	1,217,815	26,977	1,244,792
Travel and lodging	228,920	-	228,920
Corporate communications	803,186	-	803,186
Consulting fees	1,561,084	-	1,561,084
Office and administration	303,941	656,759	960,700
Interest and service charges	17,540	1,447	18,987
Loss on Disposal of Assets	-	44,669	44,669
Insurance	54,493	22,212	76,705
Amortization	45,501	53,509	99,010
Miscellaneous	79,587	-	79,587
Total Expenses	5,272,614	2,217,647	7,490,261

Net Loss	$5,077,978	$2,163,201	$7,241,179

Other comprehensive loss
Foreign Currency Translation Adjustment	267,215	-	267,215
Total Comprehensive Loss for the Period	$5,345,193	$2,163,201	$7,508,394

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated financial statements (Continued)
(Audited)
For the Year Ended June 30, 2011
(Expressed in United States dollars, unless otherwise stated)

10.	Segmented Information (Continued):

Assets by geographical segment:

	United States/Canada	Mexico / Latin America	Total

June 30, 2011
Mineral properties	$27,373,596	$22,142,263	$49,515,859
Equipment	131,683	356,057	487,740

June 30, 2010
Mineral properties	-	22,111,203	22,111,203
Equipment	$125,825	$393,621	$519,446

11.	Reclamation and Environmental

The Company holds an insurance policy related to its Sleeper Gold Project that covers reclamation costs in the event the Company defaults on payments of its reclamation costs up to an aggregate of $25 million. The insurance premium is being amortized over ten years and the prepaid insurance balance at June, 2011 is $858,250. As a part of the policy, the Company has funds in a commutation account which is used to reimburse reclamation costs and indemnity claims. The balance of the commutation account at June 30, 2011 is $2,574,070.

Reclamation and environmental costs are based principally on legal requirements. Management estimates costs associated with reclamation of mineral properties. On an ongoing basis the Company evaluates its estimates and assumptions; however, actual amounts could differ from those based on estimates and assumptions. A liability has been established equal to the present value of the obligation, and the carrying amount of the mineral properties has been increased by the same amount.

Changes to the Company’s asset retirement obligations are as follows:

Balance, beginning of the period	$-
Asset retirement obligations acquired	1,121,150
Accretion expense	119,884
Payments	(97,142)
Balance, end of period	$1,143,892

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated financial statements (Continued)
(Audited)
For the Year Ended June 30, 2011
(Expressed in United States dollars, unless otherwise stated)

12.	X-Cal Resources Ltd.

On August 23, 2010, the Company acquired all the issued and outstanding shares of common stock of X-Cal Resources Ltd. X-Cal Resources Ltd. is an exploration stage mining company with advanced projects in the state of Nevada. The transaction was structured as a statutory Plan of Arrangement under the Business Corporations Act of British Columbia, Canada. Under the terms of the Plan of Arrangement, X-Cal shareholders received one (1) share of Paramount common stock for every eight (8) common shares of X-Cal.

At the Closing Date, X-Cal Resources Ltd. had 176,059,978 issued and outstanding shares of common stock. Holders of these shares received a total of 22,007,453 shares of Paramount common stock. All options to purchase common shares of X-Cal were terminated prior to the Closing Date, and 1,264,375 options to purchase shares of Paramount common stock were granted to those persons under Paramount’s existing stock option plans.

The Company recorded acquisition related costs for the year ending June 30, 2011 of $262,764.

The amounts of X-Cal Resources Ltd. revenue and Net Loss included in the Company’s consolidated income statement for year ending June 30, 2011, and the revenue and earnings of the combined entity had the acquisition date been July 1, 2010, or July 1, 2009, are as follows:

	Revenue	Net Loss (Gain)	Net Loss Per Share
Actual from August 23, 2010 to June 30, 2011	$0	$1,057,417	$0.01
Supplemental pro forma For the year ended June 30, 2011	$299,703	$30,056,939	$0.23
Supplemental pro forma For year ended June 30, 2010	$80,755	$5,766,456	$0.06

The following is the allocation of cost of acquisition of X-Cal Resources Ltd.:

Shares eligible for conversion	176,059,978

Common stock exchange ratio per share	0.125
Equivalent new shares	22,007,497
Total fractional shares in exchange not issued	(44)
Shares issued	22,007,453
Paramount common stock price on August 20, 2010	1.31
Total preliminary purchase price (common stock)	$28,829,764
Estimated fair value of options issued	314,790
Total purchase price	$29,144,554

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated financial statements (Continued)
(Audited)
For the Year Ended June 30, 2011
(Expressed in United States dollars, unless otherwise stated)

The following represents the allocation of the total purchase price:

Total purchase consideration	$29,144,554

Fair value of assets and liabilities acquired:
Cash and equivalents	843,101
Prepaid insurance	1,040,485
Reclamation bond	2,926,476
Fixed assets	30,604
Mineral property interests	27,223,595
Other assets	85,226
Accounts payable	(1,883,784)
Reclamation and enviromental obligations	(1,121,150)

X-Cal Resources Ltd net assets acquired	$29,144,554

On acquisition of X-Cal Resources Ltd., the Company acquired deferred tax assets of $3,759,343. The benefit of these deferred tax assets was offset by a full valuation allowance.

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated financial statements (Continued)
(Audited)
For the Year Ended June 30, 2011
(Expressed in United States dollars, unless otherwise stated)

13.	Income taxes:

At June 30, 2011, the Company has unused tax loss carry forwards in the United States of $29,501,090 (2010 - $17,769,298, 2009 - $12,361,729) expiring between the years 2015 and 2031 which are available to reduce taxable income. As at June 30, 2011 the Company has unused tax loss carry forwards in Canada of $6,643,964 (2010 - $nil, 2009 - $nil) expiring between 2013 and 2031 which are available to reduce taxable income. As at June 30, 2011 the Company has unused tax loss carry forwards in Mexico and Peru of $29,837,310 (2010 - $24,633,228, 2009 - $18,106,804) which are available to reduce taxable income. Losses in Peru are limited in their use to 50% of taxable income in that year. The tax effects of the significant components within the Company’s deferred tax asset (liability) at June 30, 2011 are as follows:

	2011	2010	2009
United States
Loss carry forwards	6,778,756	5,330,789	3,719,009
Other	343,168	(154,964)	-
Mineral properties	1,299,948	-	-
Property, plant and equipment	(25,207)	27	-
Canada
Loss carry forwards	1,660,991	-	-
Other	7,469	-	-
Property, plant and equipment	63,961	-	-
Mexico
Loss carry forwards	7,053,872	5,774,229	4,226,860
Property, plant and equipment	76,997	56,134	21,627
Peru
Loss carry forwards	1,393,473	1,203,263	1,203,263

Valuation allowance	(18,653,428)	(12,209,478)	(9,170,759)

Net deferred tax asset	-	-	-

The income tax expense differs from the amounts computed by applying statutory tax to pre-tax losses as a result of the following:

	2011	2010	2009

Loss before income taxes	(28,450,536)	(5,351,958)	(7,241,179)
Statutory tax rate	30%	30%	30%
Expected recovery at statutory tax rate	(8,535,161)	(1,605,587)	(2,172,354)
Adjustments to benefits resulting from:

Impact of lower tax rate in subsidiaries	112,345	106,980	24,568
Permanent differences	5,738,202	(1,509,157)	624,269
Terminal loss on disposal of asset	-	-	(28,100)
Valuation allowance	(2,684,577)	3,007,764	1,551,618

Provision for income taxes	-	-	-

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated financial statements (Continued)
(Audited)
For the Year Ended June 30, 2011
(Expressed in United States dollars, unless otherwise stated)

Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Accounting for uncertainty for Income Tax

Effective July 1, 2009, the Company adopted the interpretation for accounting for uncertainty in income taxes which was an interpretation of the accounting standard accounting for income taxes. This interpretation created a single model to address accounting for uncertainty in tax positions. This interpretation clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.

Effective July 1, 2009, the Company adopted the interpretation for accounting for uncertainty in income taxes which was an interpretation of the accounting standard accounting for income taxes. This interpretation created a single model to address accounting for uncertainty in tax positions. This interpretation clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.

As at June 30, 2011 and 2010, the Company’s consolidated balance sheets did not reflect a liability for uncertain tax positions, nor any accrued penalties or interest associated with income tax uncertainties. The Company is subject to income taxation at the federal and state levels. The Company is subject to US federal tax examinations for the tax years 2008 through 2011. Loss carryforwards generated or utilized in years earlier than 2008 are also subject to examination and adjustment. The Company has no income tax examinations in process.

14.	Subsequent Events:

Subsequent events have identified as of August 30, 2011.

On August 22, 2011, the Company entered into an agreement to purchase mining claims in northwestern Nevada in exchange for 400,000 shares of its common stock. The seller of the mineral claims retains a net smelter royalty of 1.5% on the portion of claims no subject to other royalties and a net smelter royalty of 0.5% on the portion already subject to a 2.0% royalty held by a third party. Closing of this transaction is subject to regulatory approval.

PARAMOUNT GOLD AND SILVER CORP.

(An Exploration Stage Mining Company)

Consolidated Financial Statements

(Unaudited)

Period ended March 31, 2012 and 2011

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Consolidated Balance Sheets
As at March 31, 2012 (Unaudited) and June 30, 2011 (Audited)
(Expressed in United States dollars, unless otherwise stated)

	As at March 31,	As at June 30,
	2012 (Unaudited)	2011 (Audited)
Assets

Current Assets
Cash and cash equivalents	$16,142,608	$14,689,241
Amounts receivable	1,615,485	1,625,724
Subscriptions receivable (Note 6 and 12)	8,661,250	-
Prepaid and deposits	341,573	34,252
Prepaid insurance, current portion (Note 11)	245,215	245,215
Marketable securities (Note 3)	-	319,219
Total Current Assets	27,006,131	16,913,651
Non-Current Assets
Mineral properties (Note 8)	50,479,859	49,515,859
Fixed assets (Note 9)	464,973	487,740
Prepaid insurance, non current portion (Note 11)	429,124	613,035
Reclamation bond (Note 11)	2,811,248	2,765,742
Total Non-Current Assets	54,185,204	53,382,376

Total Assets	$81,191,335	$70,296,027

Liabilities and Shareholders' Equity

Liabilities

Current Liabilities
Accounts payable	$2,276,409	$769,172
Warrant liability (Note 4)	9,854,853	16,914,660
Total Current Liabilities	12,131,262	17,683,832

Non-Current Liabilities
Reclamation and environmental obligation (Note 11)	1,217,443	1,143,892
Total Liabilities	$13,348,705	18,827,724

Shareholders' Equity
Capital stock (Note 6)	147,363	136,249
Additional paid in capital	151,532,498	129,664,660
Contributed surplus	12,481,382	11,287,242
Deficit accumulated during the exploration stage	(96,247,000)	(89,637,633)
Accumulated other comprehensive income	(71,613)	17,785
Total Shareholders' Equity	67,842,630	51,468,303

Total Liabilities and Shareholders' Equity	$81,191,335	$70,296,027

Subsequent Events (Note 12)

The accompanying notes are an integral part of the consolidated financial statements

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Consolidated Statements of Operations and Comprehensive Loss (Unaudited)
For the Nine Month Period Ended March 31, 2012 and 2011
 (Expressed in United States dollars, unless otherwise stated)

	For the Three Month Period Ended March 31, 2012	For the Nine Month Period Ended March 31, 2012	For the Three Month Period Ended March 31, 2011	For the Nine Month Period Ended March 31, 2011	Cumulative Since Inception to March 31, 2012
Revenue
Interest income	$6,297	$23,237	$39,474	$85,826	$1,160,069
Other income	-	73,130	2,603	180,833	253,963
Total Revenue	$6,297	$96,367	$42,077	$266,659	$1,414,032

Expenses:
Incorporation costs	-	-	-	-	1,773
Exploration	3,046,194	9,850,449	2,531,665	6,244,524	41,632,485
Professional fees	265,380	874,308	283,796	919,805	8,380,231
Directors compensation	948,312	1,172,080	551,895	744,677	2,126,459
Travel & lodging	53,997	162,850	46,214	164,369	1,425,096
Corporate communications	146,822	314,266	137,346	218,770	3,691,673
Consulting fees	116,975	373,605	119,690	365,315	14,643,215
Office & administration	121,706	332,103	59,376	282,207	3,021,726
Interest & service charges	3,062	7,498	3,467	9,483	116,984
Loss on disposal of fixed assets	-	-	-	-	44,669
Insurance	81,409	237,387	95,334	233,922	830,716
Depreciation	19,547	58,985	16,738	54,915	428,562
Accretion	38,426	115,278	35,210	84,674	235,162
Miscellaneous	-	-	-	-	203,097
Financing & listing fees	-	-	-	-	(22,024)
Acquisition expenses	-	-	45	1,081,075	1,505,334
Income and other taxes	-	-	13,015	13,015	64,747
Write down of mineral property	100,000	100,000	-	-	1,856,049
Total Expenses	4,941,830	13,598,809	3,893,791	10,416,751	80,185,954
Net Loss before other items	$4,935,533	$13,502,442	$3,851,714	$10,150,092	$78,771,922

Other items
Change in fair value of equity conversion right	-	-	(164,488)	15,467	990,236
Change in fair value of warrant liability	228,312	(7,059,807)	(1,085,671)	21,233,585	16,318,110
Loss on sale of marketable securities	162,603	166,732	900	900	166,732
Net Loss	$5,326,448	$6,609,367	$2,602,455	$31,400,044	$96,247,000

Other comprehensive loss
Foreign currency translation adjustment	59,217	120,343	(220,765)	(492,544)	71,613
Total Comprehensive Loss for the Period	$5,385,665	$6,729,710	$2,381,690	$30,907,500	$96,318,613

Loss per Common share
Basic	$0.04	$0.05	$0.02	$0.24
Diluted	$0.04	$0.05	$0.02	$0.24

Weighted Average Number of Common
Shares Used in Per Share Calculations
Basic	136,962,960	136,799,824	135,096,531	128,841,845
Diluted	136,970,327	136,809,006	135,096,531	128,841,845

The accompanying notes are an integral part of the consolidated financial statements

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Consolidated Statements of Cash Flows (Unaudited)
For the Nine Month Period Ended March 31, 2012 and 2011
 (Expressed in United States dollars, unless otherwise stated)

	For the Nine Month Period Ended March 31, 2012	For the Nine Month Period Ended March 31, 2011	Cumulative Since Inception to March 31, 2012

Net Loss	$(6,609,367)	$(31,400,044)	$(96,247,000)
Adjustment for:
Depreciation	58,985	54,915	428,562
Loss on disposal of assets	-	-	44,669
Stock based compensation	1,511,822	1,154,415	19,170,222
Accrued interest	-	-	(58,875)
Write-down of mineral properties	100,000	-	1,856,049
Accretion expense	115,278	84,674	235,162
Change in reclamation	(4,555)	(19,532)	59,037
Insurance expense	183,911	96,648	366,146
Other non cash transactions	205,474	900	204,575
Change in fair value of equity conversion right	-	15,467	990,236
Change in fair value of warrant liability	(7,059,807)	21,233,585	16,318,110
(Increase) Decrease in accounts receivable	10,239	(369,678)	(1,532,059)
(Increase) Decrease in prepaid expenses	(307,321)	(85,322)	(341,573)
Increase (Decrease) in accounts payable	1,507,237	(10,947)	392,626
Cash used in operating activities	$(10,288,104)	$(9,244,919)	$(58,114,113)

Sale (purchase) of marketable securities	144,690	-	144,690
Increase of reclamation bond	(82,678)	-	(82,678)
Purchase of GIC receivable	-	-	58,875
Notes receivable issued	-	243,495	21,365
Purchase of equity conversion right	-	-	(1,337,700)
Purchase of mineral properties	(100,000)	(150,000)	(7,209,870)
Cash acquired on acquisition of X-Cal	-	-	843,101
Purchase of equipment	(36,218)	(28,712)	(938,080)
Cash provided by (used in) investing activities	$(74,206)	$64,783	$(8,500,297)

Demand notes payable issued	-	-	105,580
Issuance of capital Stock	11,936,020	3,572,052	82,767,999
Cash provided by financing activities	$11,936,020	$3,572,052	$82,873,579

Effect of exchange rate changes on cash	(120,343)	492,544	(116,561)

Change in cash during period	1,453,367	(5,115,540)	16,142,608

Cash at beginning of period	14,689,241	21,380,505	-
Cash at end of period	$16,142,608	$16,264,965	$16,142,608

Supplemental Cash Flow Disclosure
Interest Received	$23,237	$85,826
Cash	$13,584,103	$4,454,979
Short-term investments	$2,558,505	$11,809,986

The accompanying notes are an integral part of the consolidated financial statements

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Consolidated Statements of Shareholders’ Equity (Unaudited)
From Inception to the Nine Month Period Ended March 31, 2012
 (Expressed in United States dollars, unless otherwise stated)

	Shares	Par Value	Additional Paid in Capital	Deficit	Contributed Surplus	Accumulated Other Comprehensive Income (Loss)	Total Stockholders Equity
Balance at inception	—	$—	$—	$—	$—	$—	$—
Capital issued for financing	104,825,287	104,826	20,277,171	—	—	—	20,381,997
Capital issued for services	4,157,500	4,157	9,477,295	—	—	—	9,481,452
Capital issued for mineral properties	1,178,519	1,179	2,682,617	—	—	—	2,683,796
Capital issued on settlement of notes payable	39,691	39	105,541	—	—	—	105,580
Returned to treasury	(61,660,000)	(61,660)	61,660	—	—	—	—
Fair value of warrants	—	—	—	—	8,460,682	—	8,460,682
Stock based compensation	—	—	—	—	5,080,263	—	5,080,263
Foreign currency translation	—	—	—	—	—	(19,977)	(19,977)
Net Income (loss)	—	—	—	(35,956,085)	—	—	(35,956,085)
Balance at June 30, 2008	48,540,997	$48,541	$32,604,284	$(35,956,085)	$13,540,945	$(19,977)	$10,217,708
Capital issued for financing	16,707,791	16,707	5,828,684	—	—	—	5,845,391
Capital issued for services	1,184,804	1,185	683,437	—	—	—	684,622
Capital issued from stock options and warrants exercised	384,627	385	249,623	—	(237,008)	—	13,000
Capital issued for mineral properties	16,200,000	16,200	13,140,250	—	—	—	13,156,450
Stock based compensation	—	—	—	—	3,612,864	—	3,612,864
Transition adjustment (Note 2)	—	—	—	—	1,052,709	—	1,052,709
Foreign currency translation	—	—	—	—	—	(267,215)	(267,215)
Net Income (loss)	—	—	—	(7,241,179)	—	—	(7,241,179)
Balance at June 30, 2009	83,018,219	$83,018	$52,506,278	$(43,197,264)	$17,969,510	$(287,192)	$27,074,350
Capital issued for financing	18,400,000	18,400	21,371,043	—	—	—	21,389,443
Capital issued from stock options and warrants exercised	8,351,360	8,351	16,361,552	—	(3,841,264)	—	12,528,639
Capital issued for mineral properties	300,000	300	374,700	—	—	—	375,000
Stock based compensation	—	—	—	—	309,840	—	309,840
Transition adjustment (Note 2)	—	—	—	(12,637,875)	(3,612,864)	—	(16,250,739)
Foreign currency translation	—	—	—	—	—	(156,483)	(156,483)
Net Income (loss)	—	—	—	(5,351,958)	—	—	(5,351,958)
Balance at June 30, 2010	110,069,579	$110,069	$90,613,573	$(61,187,098)	$10,825,222	$(443,675)	$39,918,091
Capital issued for financing	19,395	19	23,970	—	—	—	23,989
Capital issued from stock options and warrants exercised	4,153,085	4,154	10,219,361	—	(1,053,645)	—	9,169,870
Capital issued for acquisition	22,007,453	22,007	28,807,756	—	314,790	—	29,144,553
Stock based compensation	—	—	—	—	1,200,875	—	1,200,875
Foreign currency translation	—	—	—	—	—	492,405	492,405
Unrealized loss on available for sale securities	—	—	—	—	—	(30,945)	(30,945)
Net Income (loss)	—	—	—	(28,450,535)	—	—	(28,450,535)
Balance at June 30, 2011	136,249,512	$136,249	$129,664,660	$(89,637,633)	$11,287,242	$17,785	$51,468,303
Capital issued from stock options and warrants exercised	137,500	138	215,260	—	(83,897)	—	131,501
Capital issued for acquisition	400,000	400	963,600	—	—	—	964,000
Stock based compensation	—	—	—	—	45,690	—	45,690
Foreign currency translation	—	—	—	—	—	(61,126)	(61,126)
Unrealized loss on available for sale securities	—	—	—	—	—	(96,372)	(96,372)
Net Income (loss)	—	—	—	869,894	—	—	869,894
Balance at September 30, 2011	136,787,012	$136,787	$130,843,520	$(88,767,739)	$11,249,035	$(139,713)	$53,321,890
Capital issued from stock options and warrants exercised	100,000	100	265,569	—	(200,669)	—	65,000
Stock based compensation	—	—	—	—	341,065	—	341,065
Unrealized loss on available for sale securities	—	—	—	—	—	(42,679)	(42,679)
Net Income (loss)	—	—	—	(2,152,813)	—	—	(2,152,813)
Balance at December 31, 2011	136,887,012	$136,887	$131,109,089	$(90,920,552)	$11,389,431	$(182,392)	$51,532,463
Capital issued for financing	10,417,776	10,418	20,338,300	—	—	—	20,348,718
Capital issued from stock options and warrants exercised	57,500	58	85,109	—	(33,117)	—	52,050
Stock based compensation	—	—	—	—	1,125,068	—	1,125,068
Foreign currency translation	—	—	—	—	—	(59,217)	(59,217)
Unrealized loss on available for sale securities	—	—	—	—	—	169,996	169,996
Net Income (loss)	—	—	—	(5,326,448)	—	—	(5,326,448)
Balance at March 31, 2012	147,362,288	$147,363	$151,532,498	$(96,247,000)	$12,481,382	$(71,613)	$67,842,630

The accompanying notes are an integral part of the consolidated financial statements

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended March 31, 2012
(Expressed in United States dollars, unless otherwise stated)

1.	Summary of Significant Accounting Policies:

Paramount Gold and Silver Corp. (the “Company”), incorporated under the General Corporation Law of the State of Delaware, and its wholly-owned subsidiaries are engaged in the acquisition, exploration and development of  precious metal properties. The Company’s wholly owned subsidiaries include Paramount Gold de Mexico S.A. de C.V., Magnetic Resources Ltd, Minera Gama SA de CV, and X-Cal Resources Ltd.   The Company is an exploration stage company in the process of exploring its mineral properties in both the United States and Mexico, and has not yet determined whether these properties contain reserves that are economically recoverable.

Basis of Presentation and Preparation

The accompanying unaudited Consolidated Financial Statements of the Company have been prepared in accordance with accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.  Accordingly, they do not include all of the disclosures required by generally accepted accounting principles generally accepted in the United States for complete financial statements.  In the opinion of management, all of the normal and recurring adjustments necessary to fairly present the interim financial information set forth herein have been included.  The results of operations for interim periods are not necessarily indicative of the operating results of a full year or of future years.

These interim financial statements have been prepared in accordance with generally accepted accounting principles in the United States and, with the exception of new accounting pronouncements described in Note 2, follow the same accounting policies and methods of their application as the most recent annual financial statements.  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries.  All significant intercompany accounts and transactions are eliminated in consolidation.  These interim financial statements should be read in conjunction with the financial statements and related footnotes included in the Annual Report on Form 10-K of Paramount Gold and Silver Corp. for the year ended June 30, 2011.

Mineral Properties

Mineral property acquisition costs are capitalized when incurred and will be amortized using the units –of – production method over the estimated life of the reserve following the commencement of production.  If a mineral property is subsequently abandoned or impaired, any capitalized costs will be expensed in the period of abandonment or impairment.

Acquisition costs include cash consideration and the fair market value of shares issued on the acquisition of mineral properties.

Exploration Costs

Exploration costs, which include maintenance, development and exploration of mineral claims, are expensed as incurred.  When it is determined that a mineral deposit can be economically developed as a result of establishing proven and probable reserves, the costs incurred after such determination will be capitalized and amortized over their useful lives.  To date, the Company has not established the commercial feasibility of its exploration prospects; therefore, all exploration costs are being expensed.

Derivatives

The Company accounts for its derivative instruments not indexed to our stock as either assets or liabilities and carries them at fair value.  Derivatives that are not defined as hedges must be adjusted to fair value through earnings.

Warrants and options issued in prior periods with exercise prices denominated in Canadian dollars are no longer considered indexed to our stock, as their exercise price is not in the Company’s functional currency of the US dollar, and therefore no longer qualify for the scope exception and must be accounted for as a derivative.  These warrants and options are reclassified as liabilities under the caption “Warrant liability” and recorded at estimated fair value at each reporting date, computed using the Black-Scholes valuation method.  Changes in the liability from period to period are recorded in the Statements of Operations under the caption “Change in fair value of warrant liability.”

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended March 31, 2012
 (Expressed in United States dollars, unless otherwise stated)

1.	Summary of Significant Accounting Policies (Continued):

The Company elected to record the change in fair value of the warrant liability as a component of other income and expense on the statement of operations as we believe the amounts recorded relate to financing activities and not as a result of our operations.

Foreign Currency Translation

The parent company’s functional currency is the United States dollar. Foreign currency transactions are translated to United States dollars in accordance with FASB ASC 830 “Foreign Currency Translation” (“ASC 830”). Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the consolidated balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Mexican pesos and Canadian Dollars. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

The functional currencies of the Company’s wholly-owned subsidiaries are the U.S. Dollar and the Canadian Dollar.  The financial statements of the subsidiaries are translated to United States dollars in accordance with ASC 830 using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity. Foreign currency transaction gains and losses are included in the statement of operations.

2.	Recent Accounting Pronouncements Adopted:

i)     ASU 2011-6

In January 2010, the FASB issued guidance regarding fair value: 1) adding new requirements for disclosures about transfers into and out of Levels 1 and 2 measurements and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements, and 2) clarifying existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The guidance also required that disclosures about postretirement benefit plan assets be provided by classes of assets instead of by major categories of assets. The guidance is effective for the first reporting period beginning after December 15, 2009, except for the requirement to provide Level 3 activity, which was effective for fiscal years beginning after December 15, 2010. The Company has adopted this guidance, which did not have any effect on its results of operations, financial position and cash flows.

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended March 31, 2012
 (Expressed in United States dollars, unless otherwise stated)

3.	Marketable Securities and Investments:

As of December 31, 2011, the Company had investments in available-for-sale securities with a cost basis of $332,168.  The investments include certain equity securities of entities involved in the exploration of precious metals.  During the three month period ended March 31, 2012, the Company sold its investment in available-for-sale securities for proceeds of $130,822.

Also during the three month period ended March 31, 2012, the Company sold 250,000 shares of common stock of Mexoro Minerals Ltd for proceeds of $38,743.

For the three month period ended March 31, 2012, the Company recorded a loss on sale of marketable securities of $162,603.

4.	Fair Value Measurements:

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy under ASC 820 are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurementdate for identical, unrestricted assets or liabilities.

Level 2
Inputs other than quoted prices included within Level 1 that are observable for theasset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3	Inputs that are both significant to the fair value measurement and unobservable.

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended March 31, 2012
 (Expressed in United States dollars, unless otherwise stated)

4.	Fair Value Measurements (Continued):

The following table sets forth the Company’s financial assets and liabilities measured at fair value by level within the fair value hierarchy. As required by ASC 820, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

		Fair Value at March 31, 2012			June 30, 2011
Assets	Total	Level 1	Level 2	Level 3	Total
	$	$	$	$	$
Cash equivalents	16,142,608	16,142,608	-	-	14,689,241
Marketable Securities	-	-	-	-	319,219

Liabilities
Warrant liability	9,854,853	-	-	9,854,853	16,914,660

The Company’s cash equivalents and GIC are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The cash equivalents that are valued based on quoted market prices in active markets are primarily comprised of commercial paper, short-term certificates of deposit and U.S. Treasury securities. The amounts receivable represent amounts due from a national government regarding refund of taxes.

The estimated fair value of warrants and options accounted for as liabilities was determined on the date of closing and marked to market at each financial reporting period.  The change in fair value of the warrants is recorded in the statement of operations as a gain (loss) and is estimated using the Black-Scholes option-pricing model with the following inputs:

March 31, 2012
Risk free interest rate	0.23%
Expected life of warrants and options	Less than 1 year
Expected stock price volatility	70.1%
Expected dividend yield	0%

The changes in fair value of the warrants during the three month period ended March 31, 2012 was as follows:

Balance at December 31, 2011	$9,626,541
Issuance of warrants and options	-
Change in fair value recorded in earnings	228,312
Transferred to equity upon exercise	-
Balance at March 31, 2012	$9,854,853

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended March 31, 2012
 (Expressed in United States dollars, unless otherwise stated)

5.	Non-Cash Transactions:

During the nine month period ended March 31, 2012 and 2011, the Company entered into certain non-cash activities as follows:

	2012	2011
Operating and Financing Activities
From issuance of shares for acquisitions	$-	$28,829,763
From issuance of shares for cashless exercise of options	$-	$2,341,322
From issuance of shares for mineral property	$964,000	$-

6.	Capital Stock:

a)  Share issuances:

Authorized capital stock consists of 200,000,000 common shares with par value of $0.001 each.

During the nine month period ended March 31, 2012, the Company issued a total of 11,112,776 (2011 – 26,113,035) common shares which are summarized as follows:

	2012	2011
Financing	10,417,776	-
Acquisition of mineral properties	400,000	-
For exercise of warrants and options	295,000	4,105,582
For acquisition of companies	-	22,007,453
	11,112,776	26,113,035

During the three month period ended March 31, 2012, the Company closed a private placement offering pursuant to which the Company sold 10,417,776 shares of its common stock for gross proceeds of $21,356,441, at an offering price of $2.05 per share.  At March 31, 2012, the Company recorded a receivable of $8,661,250 for 4,225,000 shares it issued pursuant to the financing in which it received funds in April 2012 (Note 12).  The shares were held in escrow until the funds were received.

During the nine month period ended March 31, 2012, the Company entered into an agreement to purchase mining claims in northwestern Nevada in exchange for 400,000 shares of its common stock.  The seller of the mineral claims retains a net smelter royalty of 1.5% on the portion of claims not subject to other royalties and a net smelter royalty of 0.5% on the portion already subject to a 2.0% royalty held by a third party.

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended March 31, 2012
 (Expressed in United States dollars, unless otherwise stated)

6.	Capital Stock (Continued):

b) Warrants:

The following share purchase warrants were outstanding at March 31, 2012:

	Exercise price in CAD	Exercise price in USD at March 31, 2012	Number of warrants	Remaining contractual life (years)
Warrants *	$1.05	$1.05	7,700,000	0.96
* Strike price of warrant contract in Canadian dollars. At March 31, 2012 $1.00 USD = $1.000 CAD.

	March 31, 2012	March 31, 2011
Risk free interest rate	.23%	.29%
Expected life of warrants	Less than 1 year	1 year
Expected stock price volatility	70.1%	70.9%
Expected dividend yield	0%	0%

c) Stock options:

On August 23, 2007, the board and stockholders approved the 2007/2008 Stock Incentive & Compensation Plan thereby reserving an additional 4,000,000 common shares for issuance to employees, directors and consultants.

On February 24, 2009, the stockholders approved the 2008/2009 Stock Incentive & Equity Compensation Plan thereby reserving an additional 3,000,000 common shares for future issuance.  The stockholders also approved the re-pricing of the exercise price of all outstanding stock options to $0.65 per share.

On December 2, 2011, the stockholders approved the 2011/2012 Stock Incentive & Equity Compensation Plan thereby reserving an additional 4,000,000 common shares for future issuance to employees, directors and consultants.

Stock Based Compensation

The Company uses the Black-Scholes option valuation model to value stock options granted. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The model requires management to make estimates which are subjective and may not be representative of actual results. Changes in assumptions can materially affect estimates of fair values. For purposes of the calculation, the following assumptions were used:

	March 31, 2012	March 31, 2011
Risk free interest rate	0.10%-0.39%	0.43%
Expected dividend yield	0%	0%
Expected stock price volatility	72% to 84%	62%-87%
Expected life of options	1 to 4 years	1 to 2 years

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended March 31, 2012
 (Expressed in United States dollars, unless otherwise stated)

6.	Capital Stock (Continued):

Changes in the Company’s stock options for the nine month period ended March 31, 2012 are summarized below:

Options	Number	Weighted Avg. Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at June 30, 2011	2,161,120	1.74	2.08	3,280,911

Issued	1,492,500	2.52
Cancelled / Expired	(275,500)	2.66
Exercised	(295,000)	1.40

Outstanding at March 31, 2012	3,083,120	2.27	2.63	1,060,121
Exercisable at March 31, 2012	2,328,121	1.96	2.11	1,060,121

At March 31, 2012, there were 3,083,120 options outstanding. Options outstanding above that have not been vested at period end are 754,999 which have a maximum service term of 1- 5 years. The vesting of these options is dependent on market conditions or service requirements, which have yet to be met.

For the three and nine month period ended March 31, 2012 the Company recognized stock based compensation expense in the amount of $1,125,068 and $1,511,822 respectively (2011 - $848,104 and  $1,154,415) .

7.	Related Party Transactions:

During the nine month period ended March  31, 2012, directors received cash payments in the amount of $147,500 (2011 -$162,500) for their services as directors or members of committees of the Company’s Board.   During the three month period ended March 31, 2012, the Company also recorded a non-cash transaction to recognize stock based compensation for directors in the amount of $903,312 (2011- $582,177)

During the three month period ended March 31, 2012 the Company made payments of $24,041 (2011 - $23,228) pursuant to a premises lease agreement to a corporation in which an officer is a shareholder.

All transactions with related parties are made in the normal course of operations and measured at exchange value.

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended March 31, 2012
 (Expressed in United States dollars, unless otherwise stated)

8.	Mineral Properties:

The Company has capitalized acquisition costs on mineral properties as follows:

	March 31, 2012	June 30, 2011
Iris Royalty	50,000	50,000
Morelos	−	100,000
San Miguel Project	21,992,263	21,992,263
Sleeper	25,891,490	24,827,490
Mill Creek	2,096,616	2,096,616
Spring Valley	385,429	385,429
Reese River	64,061	64,061
	$50,479,859	$49,515,859

During the three month period ended March 31, 2012, the Company decided it would not make the required bi-annual mineral concession payments to the Mexican Government for its interest in the Morelos property.  As a result, the value the Company has recorded for its interest in the Morelos property has been written off  a loss of $100,000 has been recorded the statement of operations.

During the nine month period ended March 31, 2012, the Company purchased mineral claims that are related to the Sleeper Gold Project for shares in the Company’s common stock.  The fair value of the shares issued were $964,000.

During the nine month period ended March 31, 2012, the Company made a payment for $100,000 towards a previously purchased mineral claim that is part of the Sleeper Gold Project.

9.	Fixed Assets:

			Net Book Value
	Cost	Accumulated Amortization	March 31, 2012	June 30, 2011

Property and Equipment	$844,151	$379,178	$464,973	$487,740

During the nine month period ended March 31, 2012, total additions to property, plant and equipment were $36,218 (2011- $45,712) and total disposals of property, plant and equipment were $nil (2011- $16,800). During the nine month period ended March 31, 2012 the Company recorded depreciation of $58,985 (2011-$53,147).

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended March 31, 2012
 (Expressed in United States dollars, unless otherwise stated)

10.	Segmented Information:

Segmented information has been compiled based on the geographic regions in which the Company has acquired mineral properties and performs exploration activities.

Loss by geographical segment for the nine month period ended March 31, 2012:

	United States	Mexico	Total
Interest income	$17,046	$6,191	$23,237
Other income	73,130	-	73,130
Total income	$90,176	$6,191	$96,367

Expenses:
Exploration	3,344,404	6,506,045	9,850,449
Professional fees	874,308	-	874,308
Directors compensation	1,172,080	-	1,172,080
Travel and lodging	162,850	-	162,850
Corporate communications	314,266	-	314,266
Consulting fees	373,605	-	373,605
Office and administration	289,139	42,964	332,103
Interest and service charges	5,097	2,401	7,498
Insurance	237,387	-	237,387
Amortization	30,984	28,001	58,985
Accretion	115,278	-	115,278
Write-down of mineral properties	100,000	-	100,000
Total Expenses	7,019,398	6,579,411	13,598,809
Net loss before other items	$6,929,222	$6,573,220	$13,502,442

Other items
Change in fair value of warrant liability	(7,059,807)	-	(7,059,807)
Loss on sale of marketable securities	166,732	-	166,732
Net Loss	$36,147	$6,573,220	$6,609,367

Other comprehensive loss
Foreign currency translation adjustment	120,343	-	120,343
Total Comprehensive Loss for the Period	$156,490	$6,573,220	$6,729,710

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended March 31, 2012
 (Expressed in United States dollars, unless otherwise stated)

10.	Segmented Information (Continued):

Loss by geographical segment for the nine month period ended March 31, 2011:

	United States	Mexico / Latin America	Total
Interest income	$65,652	$20,174	$85,826
Other income	$178,230	$2,603	$180,833
Total income	$243,882	$22,777	$266,659

Expenses:
Exploration	2,683,214	3,561,310	6,244,524
Professional fees	919,805	-	919,805
Directors compensation	744,677	-	744,677
Travel and lodging	164,369	-	164,369
Corporate communications	218,770	-	218,770
Consulting fees	365,315	-	365,315
Office and administration	246,407	35,800	282,207
Interest and service charges	7,190	2,293	9,483
Insurance	233,922	-	233,922
Amortization	13,414	41,501	54,915
Accretion	84,674	-	84,674
Acquisition expenses	1,081,075	-	1,081,075
Income and other taxes	13,015	-	13,015
Total Expenses	6,775,847	3,640,904	10,416,751
Net loss before other items	$6,531,965	$3,618,127	$10,150,092

Other item
Change in fair value of equity conversion right	15,467	-	15,467
Change in fair value of warrant liability	21,233,585	-	21,233,585
Other income & expenses	900	-	900
Net Loss	$27,781,917	$3,618,127	$31,400,044

Other comprehensive loss
Foreign currency translation adjustment	(492,544)	-	(492,544)
Total Comprehensive Loss for the Period	$27,289,373	$3,618,127	$30,907,500

Assets by geographical segment:

	United States	Mexico	Total
March 31, 2012
Mineral properties	$28,337,596	$22,142,263	$50,479,859
Equipment	106,973	358,000	464,973

June 30, 2011
Mineral properties	27,373,596	22,142,263	49,515,859
Equipment	$131,683	$356,057	$487,740

PARAMOUNT GOLD AND SILVER CORP.
(An Exploration Stage Mining Company)
Notes to Consolidated Financial Statements (Unaudited)
For the Nine Month Period Ended March 31, 2012
 (Expressed in United States dollars, unless otherwise stated)

11.	Reclamation and Environmental:

The Company holds an insurance policy related to its Sleeper Gold Project that covers reclamation costs in the event the Company defaults on payments of its reclamation costs up to an aggregate of $25 million.  The insurance premium is being amortized over ten years and the current and non-current prepaid insurance balance at March 31, 2012 is $674,339.

As a part of the policy, the Company has funds in a commutation account which is used to reimburse reclamation costs and indemnity claims.  During the nine month period ended March 31, 2012, the Company and the Bureau of Land Management of Nevada reviewed the previous reclamation cost estimates for the exploration activities of the Company and determined an increase in those estimates was required.  As a result, the Company provided additional bonding to the Bureau of Land Management and increased the balance of the commutation account by $82,678.   The balance of the commutation account at March 31, 2012 is $2,811,248.

Reclamation and environmental costs are based principally on legal requirements.  Management estimates costs associated with reclamation of mineral properties.  On an ongoing basis the Company evaluates its estimates and assumptions; however, actual amounts could differ from those based on estimates and assumptions.   A liability has been established equal to the present value of the obligation, and the carrying amount of the mineral properties has been increased by the same amount.

Changes to the Company’s asset retirement obligations are as follows:

Balance at December 31, 2011	$1,198,205
Accretion expense	38,426
Payments	(19,188)
Balance, at March 31, 2012	$1,217,443

12.	Subsequent Events:

The Company received $8,661,250 for shares it issued pursuant to the private placement offering it closed on March 30, 2012.  As a result, the Company released 4,225,000 shares it held in escrow at March 31, 2012.

10,417,776 Shares of Common Stock

________________________

Prospectus
________________________

            , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee	$2,824
*Accounting Fees and Expenses	1,500
*Legal Fees and Expenses	20,000
*Printing and engraving	2,500
*Miscellaneous Expenses	-

*Total	$26,824

*	Estimated

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) sets forth the circumstances in which a Delaware corporation is permitted and/or required to indemnify its directors and officers. The DGCL permits a corporation to indemnify its directors and officers in certain proceedings if the director or officer has complied with the standard of conduct set out in the DGCL. The standard of conduct requires that the director or officer must have acted in good faith, in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to matters in a criminal proceeding, the director or officer must have had no reason to believe that his or her conduct was unlawful. With respect to suits by or in the right of the corporation, the DGCL permits indemnification of directors and officers if the person meets the standard of conduct, except that it precludes indemnification of directors and officers who are adjudged liable to the corporation, unless the Court of Chancery or the court in which the corporation’s action or suit was brought determines that the director or officer is fairly and reasonably entitled to indemnity for expenses. To the extent that a present or former director or officer of the corporation is successful on the merits or otherwise in his or her defense of a proceeding, the corporation is required to indemnify the director or officer against reasonable expenses incurred in defending himself or herself. The rights provided in Section 145 of the DGCL are not exclusive, and the corporation may also provide for indemnification under bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides for indemnification of any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or agreed to serve, at the request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, in each case to the fullest extent permitted by the DGCL. The Registrant shall not indemnify any person seeking indemnification in connection with a proceeding or part thereof initiated by such person unless the initiation was approved by the Board of Directors of the Registrant. The Certificate of Incorporation further provides for permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law and the Certificate of Incorporation with respect to directors and officers.

Section 102(b)(7) of the DGCL provides that a corporation may relieve its directors from personal liability to the corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except for (i) a breach of the duty of loyalty; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends; or (iv) for any transactions from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides that no directors of the Registrant shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

In addition, the Registrant currently maintains liability insurance for its directors and officers insuring them against certain liabilities asserted against them in their capacities as directors or officers or arising out of such status.

The indemnification provisions noted above may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities arising under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities

During the past three years, there were no sales of unregistered common stock, except that:

On March 30, 2012, the Company closed a private placement offering pursuant to which the Company sold to various institutional and accredited investors and non-U.S. persons 10,417,776 shares of its common stock for gross proceeds of $21,356,441, at an offering price of $2.05 per Share. The Company will pay certain registered broker-dealers aggregate commissions of $867,155.

The Company issued 400,000 shares of its common stock in exchange for mineral claims in the six month period ended December 31, 2011.

On August 23, 2010 the Company issued 22,001,247 shares of our common stock to the stockholders of X-Cal Resources in connection with the acquisition of all of the issued and outstanding shares of common stock of X-Cal Resources pursuant to a Plan of Arrangement approved by a Court in British Columbia, Canada.

None of these transactions involved any underwriters or any public offerings, and we believe that they were exempt from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933. With respect to each transaction described above, the certificate for the shares of common stock contained an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption thereform.

Item 16.	Exhibits and Financial Statements Schedules

(a)           The following exhibits are filed on behalf of the Registrant as part of this registration statement:

Exhibit No.	Description

1.1	Form of Subscription Agreement, incorporated by reference to Exhibit 10.1 to Form 8-K filed March 30, 2012.

3.1	Certificate of Incorporation , effective March 31, 2005, incorporated by reference to Exhibit 3.1 to Form 10−SB filed November 2, 2005.

3.2	Certificate of Amendment to Certificate of Incorporation, effective August 23, 2007, incorporated by reference to Exhibit 3 to Form 8−K filed August 28, 2007.

3.2(b)	Certificate of Amendment to Certificate of Incorporation, effective March 3, 2009, incorporated by reference to Exhibit 3.1 to Form 8−K filed February 26, 2009.

3.3	Restated Bylaws, effective April 18, 2005, incorporated by reference to Exhibit 3.3 to Form 10-K filed September 9, 2009.

4.1	Registration Rights Agreement, dated March 30, 2007, incorporated by reference to Exhibit 10.2 to Form 8−K filed April 6, 2007.

4.2	Registration Rights Agreement, dated March 19, 2009, incorporated by reference to Exhibit 10.2 to Form 8-K filed October 8, 2009.

5.1*	Opinion of LeClairRyan, A Professional Corporation.

10.11	Acquisition Agreement between the Company and X-Cal Resources Ltd. dated June 22, 2010, incorporated by reference to Exhibit 2.1 on Form 8-K filed June 25, 2010.

10.12*	Employment Agreement between the Company and Christopher Crupi.

10.13*	Employment Agreement between the Company and Carlo Buffone.

23.1	Consent of MNP LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of LeClairRyan, A Professional Corporation (included in Exhibit 5.1).

24*	Power of Attorney.

* Previously Filed.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

*(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

*(ii) each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

*(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

* Paragraph references correspond to those of Regulation S-K, Item 512.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on May 15, 2012.

Paramount Gold and Silver Corp.

By:	/s/ Christopher Crupi
Christopher Crupi
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 15, 2012.

Name		Title

	/s/ Christopher Crupi	Chief Executive Officer and Director
	Christopher Crupi	(Principal Executive Officer)

	*	Chief Financial Officer
	Carlo Buffone, CMA	(Principal Financial and Accounting Officer)

	*	Director
Shawn Kennedy

	*	Director
John Carden

	*	Director
Eliseo Gonzalez-Urien

	*	Director
Michael Yvan Stinglhamber

	*	Director
Robert Dinning

	*	Director
Christopher Reynolds

By :	/s/ Christopher Crupi	Attorney - in - Fact
Christopher Crupi

* The undersigned by signing his name hereto does sign and execute this registration statement on Form S-1 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Subscription Agreement, incorporated by reference to Exhibit 10.1 to Form 8-K filed March 30, 2012.

3.1	Certificate of Incorporation , effective March 31, 2005, incorporated by reference to Exhibit 3.1 to Form 10−SB filed November 2, 2005.

3.2	Certificate of Amendment to Certificate of Incorporation, effective August 23, 2007, incorporated by reference to Exhibit 3 to Form 8−K filed August 28, 2007.

3.2(b)	Certificate of Amendment to Certificate of Incorporation, effective March 3, 2009, incorporated by reference to Exhibit 3.1 to Form 8−K filed February 26, 2009.

3.3	Restated Bylaws, effective April 18, 2005, incorporated by reference to Exhibit 3.3 to Form 10-K filed September 9, 2009.

4.1	Registration Rights Agreement, dated March 30, 2007, incorporated by reference to Exhibit 10.2 to Form 8−K filed April 6, 2007.

4.2	Registration Rights Agreement, dated March 19, 2009, incorporated by reference to Exhibit 10.2 to Form 8-K filed October 8, 2009.

5.1*	Opinion of LeClairRyan, A Professional Corporation.

10.11	Acquisition Agreement between the Company and X-Cal Resources Ltd. dated June 22, 2010, incorporated by reference to Exhibit 2.1 on Form 8-K filed June 25, 2010.

10.12*	Employment Agreement between the Company and Christopher Crupi.

10.13*	Employment Agreement between the Company and Carlo Buffone.

23.1	Consent of MNP LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of LeClairRyan, A Professional Corporation (included in Exhibit 5.1).

24*	Power of Attorney

101.INS	Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

* Previously Filed.